Exhibit 10.1

Execution Copy

€25,000,000

SENIOR FACILITIES AGREEMENT

dated 28 March 2018

for

Spark Networks SE

arranged by

Silicon Valley Bank

as Mandated Lead Arranger

with

Silicon Valley Bank
acting as Agent

and

Silicon Valley Bank
acting as Security Agent

Osborne Clarke Rechtsanwälte Steuerberater Partnerschaft mbB

Contents

1.	Definitions and interpretation	1
2.	The Facilities	32
3.	Purpose	33
4.	Conditions of Utilisation	33
5.	Utilisation	35
6.	Optional Currencies	36
7.	Ancillary Facilities	36
8.	Establishment of Incremental Facilities	40
9.	Repayment	45
10.	Illegality, voluntary prepayment and cancellation	48
11.	Mandatory prepayment and cancellation	49
12.	Restrictions	52
13.	Interest	54
14.	Interest Periods	55
15.	Changes to the Calculation of Interest	55
16.	Fees	57
17.	Tax gross-up and Indemnities	58
18.	Increased Costs	62
19.	Other Indemnities	63
20.	Mitigation by the Lenders	65
21.	Costs and expenses	65
22.	Guarantee and indemnity; acknowledgment of assignment for security purposes	66
23.	Representations	71
24.	Information undertakings	77
25.	Financial covenants	81
26.	General undertakings	86
27.	Events of Default	94
28.	Changes to the Lenders	98
29.	Changes to the Obligors	101
30.	Role of the Agent, the Arranger and Others	104
31.	Conduct of Business by the Finance Parties	111
32.	Bail-in	111
33.	Sharing among the Finance Parties	112
34.	Payment Mechanics	114
35.	Set-off	116
36.	Notices	117
37.	Calculations and Certificates	119
38.	Partial invalidity	120
39.	Remedies and waivers	120
40.	Amendments and waivers	120
41.	Confidential Information	124
42.	Confidentiality of Funding Rates	127
43.	Disclosure of Lender details by Agent	128
44.	Marketing	129
45.	Governing Law	130
46.	Enforcement	130
47.	Conclusion of this Agreement (Vertragsschluss)	130
Schedule 1		132
The Original Parties		132
Schedule 2		134
Conditions Precedent		134
Schedule 3		140
Schedule 4		141
Form of Transfer Agreement		141
Schedule 5		144
Form of Accession Agreement		144
Schedule 6		146
Form of Compliance Certificate		146
Schedule 7		147

Timetables		147
Schedule 8		148
Agreed Security Principles		148
1.	Considerations	148
2.	Obligations to be Secured	148
3.	General	148
4.	Undertakings/Representations and warranties	149
5.	Release of Security	149
Schedule 9		150
Security Agent’s Appointment as Trustee under German law (Treuhänder)		150
1.	Security Agent as trustee	150
2.	Parallel debt	151
3.	Instructions	151
4.	Secured Parties: power of attorney to Security Agent	152
5.	Duties of the Security Agent	153
6.	No fiduciary duties to Obligors	153
7.	No duty to account	153
8.	Business with the Group	153
9.	Rights and discretions	154
10.	Responsibility for documentation	155
11.	No duty to monitor	155
12.	Exclusion of liability	155
13.	Secured Parties' indemnity to the Security Agent	156
14.	Resignation of the Security Agent	156
15.	Confidentiality	157
16.	Information from the Lenders	157
17.	Credit appraisal by the Secured Parties	157
18.	Reliance and engagement letters	158
19.	No responsibility to perfect Transaction Security	158
20.	Insurance by Security Agent	158
21.	Custodians and nominees	158
22.	Delegation by the Security Agent	159
23.	Additional Security Agents	159
24.	Acceptance of title	159
25.	Winding up of trust	159
Schedule 10		160
Form of Incremental Facility Notice		160
Schedule 11		163
Form of Incremental Facility Lender Certificate		163
Schedule 12		164
Form of Process Agent Appointment Letter		164

This Agreement is dated 28 March 2018

Between:

(1)	SPARK NETWORKS SE, a Societas Europeae, with registered seat in Munich, Federal Republic of Germany ("Germany") and business address at Kohlfurter Straße 41/43, 10999 Berlin, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under file number HRB 232591 (the "Parent" as original borrower the "Original Borrower";

(2)	The Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the "Original Guarantors");

(3)	Silicon Valley Bank, a California corporation operating through its UK branch, Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom as mandated lead arranger (the "Arranger");

(4)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(5)	Silicon Valley Bank, a California corporation operating through its UK branch, Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom as agent of the other Finance Parties (the "Agent"); and

(6)	Silicon Valley Bank, a California corporation operating through its UK branch, Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom as security trustee for the Secured Parties (the "Security Agent").

It is agreed as follows:

SECTION 1

INTERPRETATION

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

"Acceptable Bank" means:

(a)	any Lender;

(b)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent acting reasonably.

"Accession Agreement" means a document substantially in the form set out in Schedule 5 (Form of Accession Agreement).

"Accounting Principles" means IFRS as at the date of this Agreement.

"Accounting Reference Date" means 31 December.

"Account Pledge Agreement" means the German law governed account pledge agreement (Kontoverpfändungsvereinbarung) dated on or about the date of this Agreement between the Parent, Spark Networks Services GmbH, the Original Lender and the Security Agent pursuant to which the Parent and Spark Networks Services GmbH grant the Original Lender and the Security Agent a pledge over all their bank accounts with German banks, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

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"Additional Borrower" means a company which becomes an Additional Borrower in accordance with clause 29 (Changes to the Obligors).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with clause 29 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means:

(a)	the Agent's spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Aggregate Total Incremental Facility Commitments" means, at any time, the aggregate of the Total Incremental Facility Commitments relating to each Incremental Facility.

"Aggregate Yield" has the meaning given to that term in clause 8.5 (Restrictions on Incremental Facility Terms and fees).

"Agreed Security Principles" means the principles set out in Schedule 8 (Agreed Security Principles).

"Amortising Incremental Facility" means an Incremental Facility under which clause 9.1 (Repayment of Term Loans) requires the aggregate Incremental Facility Loans to be repaid in instalments.

"Amortising Incremental Facility Loan" means a loan made or to be made under an Amortising Incremental Facility or the principal amount outstanding for the time being of that loan.

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with clause 7 (Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance clause 7 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

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(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

"Annual Financial Statements" has the meaning given to that term in clause 24 (Information undertakings).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authority" means any of the United Nations, the European Union, Her Majesty's Treasury, and any United States government entity.

"Availability Period" means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the earlier of the date falling 5 Business Days thereafter;

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling 30 days prior to the Termination Date applicable to the Revolving Facility; and

(c)	in relation to any Incremental Facility, the period specified as such in the Incremental Facility Notice relating to that Incremental Facility.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate's) Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from that Lender's Revolving Facility Commitment:

(i)	that Lender's participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's (and its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Credit Balance" means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

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"Base Case Model" means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group together with the written business plan in agreed form.

"Base Currency" means Euro.

"Base Currency Amount" means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is 3 Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

"Base Currency Equivalent" means, at any time:

(a)	with respect to any amount denominated in the Base Currency, such amount, and

(b)	with respect to any amount denominated in a Non-Base Currency, the equivalent amount in the Base Currency as determined by the Bank at such time on the basis of the Spot Rate of Exchange.

"Borrower" means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with clause 29 (Changes to the Obligors).

"Borrowings" has the meaning given to that term in clause 25.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)	in relation to the period beginning on 31 March 2018 and ending on 31 March 2022, the Base Case Model in agreed form to be delivered by the Parent to the Agent pursuant to clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to clause 24.4 (Budget).

"Bullet Incremental Facility" means an Incremental Facility under which clause 9.1 (Repayment of Term Loans) requires the aggregate Incremental Facility Loans to be repaid in full in a single instalment on the Termination Date.

"Bullet Incremental Facility Loan" means a loan made or to be made under a Bullet Incremental Facility or the principal amount outstanding for the time being of that loan.

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"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Berlin and Frankfurt am Main:

(a)	(in relation to any date for payment or purchase of Euro) any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency.

"Capital Expenditure" has the meaning given to that term in clause 25.1 (Financial definitions).

"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand or within 30 days;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition (other than the giving of notices);

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities (other than conditions attached to Permitted Security)

provided that any amount held by Subsidiaries which are not Obligors in excess of €3,000,000 shall not be considered "Cash" in the meaning of this definition.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Euro or Sterling bills of exchange eligible for rediscount at the European Central Bank or the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and

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(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (d), to the extent that investment can be turned into cash on not more than 30 days' notice.

(f)	any other debt security approved by the Majority Lenders,

in each case, denominated in Euro, USD,or Sterling and to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

"Cashflow" has the meaning given to that term in clause 25.1 (Financial definitions).

"Change of Control" means any person or group of persons acting in concert gains direct or indirect control of the Parent. For the purposes of this definition:

(a)	"control" of the Parent means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, but not considering The Bank of New York Mellon’s role as holder of certain shares in the Parent represented by American Depository Shares (ADSs) and listed on the NYSE American LLC) to:

(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Parent;

(B)	appoint or remove all, or the majority, of the administrative board members (Verwaltungsrat) of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent with which the administrative board members (Verwaltungsrat) of the Parent are obliged to comply;

(ii)	the holding beneficially of more than 50% of the registered share capital (Grundkapital) of the Parent; and

(b)	"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Code" means the US Internal Revenue Code of 1986 as amended.

"Commitment" means a Facility A Commitment, Incremental Facility Commitment or Revolving Facility Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent.

"Confidential Information" means all information relating to the Parent, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

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(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

"Default" means an Event of Default or any event or circumstance specified in clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Designated Gross Amount" means the amount notified by the Parent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Designated Net Amount" means the amount notified by the Parent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Disposal" has the meaning given to that term in clause 11.3 (Disposal & Insurance Proceeds).

"Dormant Subsidiary" means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of €50,000 or more or its equivalent in other currencies.

"EBITDA" has the meaning given to that term in clause 25.1 (Financial definitions).

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"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Lenders upon prior consultation with the Parent.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"ERISA" is the Employee Retirement Income Security Act of 1974 and its regulations.

"Establishment Date" means, in relation to an Incremental Facility, the later of:

(a)	the proposed Establishment Date specified in the relevant Incremental Facility Notice; and

(b)	the date on which the Agent executes the relevant Incremental Facility Notice.

"EU Bail-in Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"EUR LIBOR" means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate as of the Specified Time for a Loan in Euro for a three Month period; or

(b)	as otherwise determined pursuant to clause 15.1 (Unavailability of Screen Rate).

and, if, in either case, that rate is less than zero, EUR LIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in clause 27 (Events of Default).

"Exit Event" has the meaning given to that term in clause 11.1(b) (Exit).

"Facility" means the Term Facility or the Revolving Facility.

"Facility A" means the term loan facility made available under this Agreement as described in clause 2.1(a)(i) (The Facilities).

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or assigned and transferred by way of assumption of contract (Vertragsübernahme) by it under this Agreement.

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"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Repayment Date" means each date set out in clause 9.1(a) (Repayment of Term Loans).

"Facility Office" means:

(a)	in respect of a Lender, office, offices or branches through which the Lender will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fallback Interest Period" means one week.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation enacted in any other jurisdiction, or relating to an inter-governmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b), 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FCCR" has the meaning given to that term in clause 25.1 (Financial definitions).

"Fee Letter" means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in clause 16 (Fees);

(b)	any agreement setting out fees payable to a Finance Party referred to in clause 16.3 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document; and

(c)	any agreement setting out fees payable in respect of an Incremental Facility referred to in clause 8.9 (Incremental Facility fees).

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"Finance Document" means this Agreement, any Accession Agreement, any Ancillary Document, any Compliance Certificate, any Incremental Facility Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Parent.

"Finance Party" means the Agent, the Arranger, the Security Agent, a Lender or any Ancillary Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, commercial papers, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any derivative transaction entered into in connection with protection again or benefit from fluctuation in any rate or price (and, when calculating the value of any such derivatives transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest scheduled Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j).

"Financial Quarter" has the meaning given to that term in clause 25.1 (Financial definitions).

"Financial Year" has the meaning given to that term in clause 25.1 (Financial definitions).

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to clause 15.3(a)(ii) (Cost of funds).

"German Guarantor" has the meaning given to that term in clause 22.10 (Guarantee limitations regarding Guarantors in form of a GmbH).

"German Obligor" means any Obligor organised under the laws of Germany.

"Global Assignment Agreement" means the German law governed agreement relating to the global assignment of receivables and insurance claims (Globalzessionsvereinbarung) dated on or about the date of this Agreement between the Parent, Spark Networks Services GmbH, Spark Networks USA, LLC and the Security Agent pursuant to which the Parent, Spark Networks Services GmbH and Spark Networks USA, LLC assign for security purposes (zur Sicherheit) to the Security Agent certain receivables and insurance claims, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

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"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank, agency of the European Union or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation.

"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group" means the Parent and each of its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart in the agreed form.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 29 (Changes to the Obligors).

"Guarantor Cover Test" means, initially, the following obligation: the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in clause 25 (Financial covenants) and the aggregate gross assets, aggregate net assets and aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 90% of EBITDA (as defined in clause 25 (Financial covenants), 90% of the consolidated gross assets, consolidated net assets and consolidated turnover of the Group respectively and, on an Establishment Date of an Incremental Facility, the obligation as adjusted in the sole discretions of the Agent with effect on such Establishment Date provided that in calculating this test for the first twelve (12) months following the date of this Agreement the EBITDA, gross assets, aggregate net assets and aggregate turnover of Samadhi SAS shall be discounted.

"Hedge Counterparty" means any entity which has become a Party as a "Hedge Counterparty" on terms approved by the Agent.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Incremental Facility" means any term loan facility that may be established and made available under this Agreement as described in clause 8 (Establishment of Incremental Facilities).

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"Incremental Facility Commitment" means:

(a)	in relation to a Lender which is an Incremental Facility Lender, the amount in the Base Currency set opposite its name under the heading "Incremental Facility Commitment" in the relevant Incremental Facility Notice and the amount of any other Incremental Facility Commitment relating to the relevant Incremental Facility transferred to it under this Agreement; and

(b)	in relation to an Incremental Facility and any other Lender, the amount in the Base Currency of any Incremental Facility Commitment relating to that Incremental Facility transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Incremental Facility Conditions Precedent" means, in relation to an Incremental Facility:

(a)	any document and other evidence specified as such in the relevant Incremental Facility Notice; and

(b)	any applicable Incremental Facility Supplemental Security.

"Incremental Facility Lender" means, in relation to an Incremental Facility, any entity which is listed as such in the relevant Incremental Facility Notice.

"Incremental Facility Lender Certificate" means a document substantially in the form set out in Schedule 11 (Form of Incremental Facility Lender Certificate).

"Incremental Facility Loan" means, in relation to an Incremental Facility, a loan made or to be made under that Incremental Facility or the principal amount outstanding for the time being of that loan.

"Incremental Facility Majority Lenders" means, in relation to an Incremental Facility, a Lender or Lenders whose Incremental Facility Commitments relating to that Incremental Facility aggregate more than 66 2/3 per cent. of the Total Incremental Facility Commitments relating to that Incremental Facility (or, if those Total Incremental Facility Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of those Total Incremental Facility Commitments immediately prior to that reduction).

"Incremental Facility Notice" means a notice substantially in the form set out in Schedule 10 (Form of Incremental Facility Notice).

"Incremental Facility Repayment Date" means, in relation to an Amortising Incremental Facility, any date specified as a Repayment Date in the Incremental Facility Notice relating to that Incremental Facility.

"Incremental Facility Supplemental Security" means, in relation to an Incremental Facility, such documents (if any) as are reasonably necessary to provide the Incremental Facility Lenders under that Incremental Facility with the benefit of Security, guarantees, indemnities and other assurance against loss equivalent to the Security, guarantees, indemnities and other assurance against loss provided to the Lenders under each other Term Facility pursuant to the Finance Documents (other than any lack of equivalence directly consequent to:

(a)	being provided later in time; or

(b)	any difference in Borrowers and resulting different application of any relevant guarantee limitation).

"Incremental Facility Terms" means, in relation to an Incremental Facility:

(a)	the currency;

(b)	the Total Incremental Facility Commitments;

(c)	the Margin;

(d)	the level of commitment fee payable pursuant to clause 16.2 (Unused Revolving Line Facility Fee) in respect of that Incremental Facility;

(e)	the Borrower(s) to which that Incremental Facility is to be made available;

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(f)	the purpose(s) for which all amounts borrowed under that Incremental Facility shall be applied pursuant to clause 3.1 (Purpose);

(g)	the Availability Period;

(h)	any Incremental Facility Conditions Precedent;

(i)	the repayment terms for that Incremental Facility for the purposes of clause 9.1 (Repayment of Term Loans) and the effect of cancellation and prepayment of the Incremental Facility for the purposes of clause 9.3 (Effect of cancellation and prepayment on scheduled repayments); and

(j)	the Termination Date,

each as specified in the Incremental Facility Notice relating to that Incremental Facility.

"Information Package" means the Base Case Model and any other financial information delivered by the Parent on a backwards looking basis.

"Insolvency Event" in relation to a Finance Party means a Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable or fails to pay its debts or admits in writing its inability generally to pay its debts as they become due including becoming unable to pay (zahlungsunfähigt) and over-indebted (überschuldet) in the sense of section 17 et seq. of the German Civil Code (Insolvenzordnung);

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of a liquidator, a provisional liquidator, conservator, trustee, custodian, receiver, (preliminary) insolvency administrator ((vorläufiger) Insolvenzverwalter), administrator, compulsory manager or similar officer in respect of that Finance Party or all or any material part of that Finance Party’s assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

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(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Intellectual Property" means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; to the extent copyrights not transferable by law, any exploitation rights relating to copyright protected work; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

"Interest Payment Date" means, in relation of a Facility A Loan, each Facility A Repayment Date; in relation to an Incremental Facility, each Incremental Facility Repayment Date; and, in relation of a Revolving Facility Loan, the last Business Day of each Month.

"Interest Period" means, in relation to a Loan, each period determined in accordance with clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 13.3 (Default interest and lump sum damages).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the 2 relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

"ITA" means the Income Tax Act 2007.

"IP Assignment Agreement" means the German law governed agreement relating to the assignment of IP rights dated on or about the date of this Agreement between Spark Networks Services GmbH, Spark Networks USA, LLC and the Security Agent pursuant to which Spark Networks Services GmbH and Spark Networks USA, LLC assign for security purposes (zur Sicherheit) to the Security Agent certain IP rights, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

"IP Security Agreement" means that certain intellectual property security agreement dated on or about the date of this Agreement between each US Obligor, Spark Networks Services GmbH and the Security Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

"IRS" means the US Internal Revenue Service.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Opinion" means any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) or clause 29 (Changes to the Obligors).

"Legal Reservations" means:

(a)	equitable remedies may be granted or refused at the discretion of the court; the principle that German courts may, under certain circumstances set forth in the Legal Opinions, find contractual terms and conditions to be unenforceable if they are contrary to principles of fair dealing (Treu und Glauben) or contrary to principles of public order (ordre public);

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(b)	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(c)	the time barring of claims (Verjährung) under the German Civil Code (Bürgerliches Gesetzbuch) and defences of set-off or counterclaim and any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdictions;

(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with clause 8 (Establishment of Incremental Facilities or clause 28 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan in Euro, Dollars or Sterling (as applicable):

(a)	the applicable Screen Rate as of the Specified Time for a Loan in Euro, Dollars or Sterling (as applicable) for a three Month period; or

(b)	as otherwise determined pursuant to clause 15.1 (Unavailability of Screen Rate)

and, if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or a Revolving Facility Loan.

"Look Forward Certificate" means, in relation to a Permitted Acquisition or a Permitted Distribution, a certificate signed by a managing director (geschäftsführender Direktor) of the Parent who has sole power of representation (Einzelvertretungsmacht) or two (2) managing directors (geschäftsführende Direktoren) of the Parent who have joint power of representation (Gesamtvertretungsmacht):

(a)	confirming, and giving calculations showing in reasonable detail, that the Parent would have remained in compliance with its obligations under clause 25 (Financial covenants) on a pro forma basis;

(b)	confirming that no Default has occurred and is continuing, or would be caused by the making of the proposed acquisition or dividend; and

(c)	confirming, and giving supporting calculations in reasonable detail, that the directors of the Parent have carefully considered the position and are satisfied that there is no reasonable likelihood that a Default will occur or the financial covenants set out in clause 25 (Financial covenants) will be breached as at the next Quarter Date, assuming the proposed acquisition,dividend or payment is made.

"Majority Lenders" means:

(a)	(for the purposes of clause 40.1(a) (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility of the condition in clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3% of the Total Revolving Facility Commitments; and

(b)	(for the purposes of clause 40.1(a) (Required consents) in the context of a waiver in relation to a proposed Utilisation of an Incremental Facility of the condition in clause 4.2 (Further conditions precedent)), the Incremental Facility Majority Lenders under that Incremental Facility; and

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(c)	(in any other case), a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to that reduction).

"Mandatory Prepayment Account" means an interest-bearing account to be opened after the signing of this Agreement if required and:

(a)	held in by a Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Parent and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

"Margin" means:

(a)	in relation to any Facility A Loan 2.75% per annum;

(b)	in relation to any Revolving Facility Loan 2.75% per annum;

(c)	in relation to any Incremental Facility Loan 2.75% per annum;

(d)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(e)	in relation to any other Unpaid Sum, the highest rate specified above.

but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility A, the Revolving Facility and the Incremental Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Leverage	Facility A, Revolving Facility and Incremental Facility Margin % p.a.

Greater than or equal to 2.00 : 1.00\	3.00

Less than 2.00 : 1 but greater than or equal to 1.00 : 1.00	2.75

Less than 1.00 : 1.00	2.50

However:

(iii)	any increase or decrease in the Margin for a Loan shall take effect on the date (the "reset date") which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to clause 24.2 (Provision and contents of Compliance Certificate);

(iv)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then clause 13.2(b) (Payment of interest) shall apply;

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(v)	while an Event of Default is continuing, the Margin for each Loan under Facility A, the Revolving Facility and Incremental Facility shall be the highest percentage per annum set out above for a Loan under that Facility; and

(vi)	the Margin, Leverage and Relevant Period shall be determined in accordance with clause 25.1 (Financial definitions) and, in respect of an Incremental Facility Notice, at the proposed Establishment Date.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)	the validity, legality and enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Company" means, at any time:

(a)	an Obligor; or

(b)	a member of the Group owning material Intellectual Property.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c)) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules only apply to the last Month of any period.

"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.

"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

"New Lender" has the meaning given to that term in clause 28 (Changes to the Lenders).

"Non-Base Currency" means any currency other than the Base Currency.

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.4 (Obligors' Agent).

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	in relation to the Parent (formerly known as Spark, Inc.), its audited consolidated financial statements for its Financial Year ended 2016;

(b)	in relation to each Original Obligor other than the Parent, its audited financial statements for its Financial Year ended 2016;

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(c)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by clause 29 (Changes to the Obligors).

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

"Original Obligor" means the Original Borrower or an Original Guarantor.

"Parent's Auditors" means, at any time, the statutory auditors of the Parent at such time, being KPMG AG Wirtschaftsprüfungsgesellschaft, Münzgasse 2, 04107 Leipzig, Germany at the time of this Agreement.

"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Acquisition" means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of:

(i)	shares or securities pursuant to a Permitted Share Issue; or

(ii)	a buy-back of shares in the Parent up to a maximum aggregate value of €3,000,000 during the lifetime of the Facility;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	the incorporation of a company which on incorporation becomes a member of the Group, but only if:

(i)	that company is incorporated in the European Economic Area, the United Kingdom, Australia, Canada, Israel or the United States of America with limited liability; and

(ii)	if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent within 15 days of the date of its incorporation;

(e)	an acquisition of an entity funded solely by New Shareholder Injections or other equity unless

(i)	the entity’s business does not fall within the scope of the Group’s core business; and/or

(ii)	the earnings before interest, tax, depreciation and amortisation and impairment of the company or business so acquired were not positive in the 12 Month period prior to the acquisition, or are not projected to remain positive in the 12 Months following completion of the acquisition;

provided that the Agent is, upon request, provided with pro-forma balance sheets of the entity to be acquired.

(f)	any increase of participations in other members of the Group;

(g)	an acquisition of (A) all or part of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

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(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is incorporated or established, and carries on its principal business in, the European Economic Area, the United Kingdom, Australia, Canada, Israel or the United States of America and is engaged in a business substantially the same as that carried on by the Group;

(iii)	the consideration (including any deferred consideration, associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (the "Consideration") does not exceed €25,000,000 (or its equivalent in any other currency) in any Financial Year and provided that an acquisition for cash consideration shall not be made in excess of €15,000,000 (the "Cash Acquisition Cap Criteria";

(iv)	the Consideration (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the "Total Purchase Price") together with the amount of any investment in any Permitted Joint Venture) does not in any Financial Year of the Parent exceed in aggregate €25,000,000 (or its equivalent in any other currency) and provided that such acquisition complies with the Cash Acquisition Cap Criteria;

(v)	the earnings before interest, tax, depreciation and amortisation and impairment of the company or business so acquired were positive in the 12 month period prior to the acquisition, and are projected to remain positive in the 12 months following completion of the acquisition; and

(vi)	the Parent has delivered to the Agent at least 30 Business Days before legally committing to make such acquisition:

(A)	a Look Forward Certificate in relation to such acquisition (on a pro forma basis) taking account of such acquisition (including Pro Forma Cost Savings demonstrating that the financial covenants set out in clause 25 (Financial covenants) will be satisfied for the 12 Month period following the acquisition;

(B)	a certified copy of the latest audited accounts (or if not available management accounts) of the target company or business; and

(C)	a copy of all due diligence reports either available to it or commissioned by it in respect of the acquisition (if the Consideration for such acquisition exceeds €10,000,000 (or its equivalent in any other currency));;

(h)	acquisitions or participations or the creation of a Permitted Joint Ventures to which the Majority Lenders have given their prior written consent;

(i)	any other acquisitions or participations or the creation of Permitted Joint Ventures provided that the aggregate Total Purchase Price and any other cash consideration does not exceed €25,000,000 (or its equivalent in any other currency) in each Financial Year in aggregate for the Group and provided that such acquisition complies with the Cash Acquisition Cap Criteria;

in each case provided that the Agent is notified thereof with 5 days notice prior to the closing of the acquisition.

"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), are on arm's length terms:

(a)	of trading assets, stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

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(b)	of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares, businesses, Real Property/Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by clause 26.21 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by clause 26.9 (Joint Ventures);

(h)	arising as a result of any Permitted Security; Permitted Loan or Permitted Acquisition;

(i)	any payment of annual interest in the amount of 4% in respect of the Samadhi-Spark Loan provided no Event of Default exists or would occur from making such payment;

(j)	any payment made by an Obligor to another Obligor;

(k)	to which the Majority Lenders have given prior written consent; and

(l)	of assets (other than shares) for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed €750,000 (or its equivalent in any other currency) in total during the term of this Agreement and does not exceed €750,000 (or its equivalent in any other currency) in any Financial Year of the Parent.

"Permitted Distribution" means:

(a)	the payment of a dividend in the amount of €5,730,000 in March 2018 or repayment of shareholder loans in the amount of €6,157,000 by the Parent in March 2018;

(b)	a payment of dividends by the Parent in the maximum amount of €800,000 (in aggregate) per annum provided no Event of Default exists at the time of or as a consequence of such payment;

(c)	any payments to be made in relation to a stock options plan in the amount of up to €4,000,000; and

(d)	any payment of dividend as agreed by the Parent and the Lenders in advance which may be subject to restrictions determined in the sole discretion of the Lenders.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(b)	to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;

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(c)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by clause 26.23 (Treasury Transactions);

(d)	of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of 3 months following the date of acquisition;

(e)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed €500,000 (or its equivalent in any other currency) at any time;

(f)	arising or permitted under the Finance Documents;

(g)	owed to an Obligor or owed to another member of the Group, provided that, in the latter case, it is subordinated to the Financial Indebtedness owed to the Finance Parties under the Finance Documents;

(h)	incurred in the ordinary course of business by a member of the Group in relation to customary advanced or deferred payment arrangements not entered into primarily as a method of raising finance or financing the acquisition of an asset or the rendering of a service;

(i)	incurred in relation to advance payments received from subscribers in the ordinary course of business;

(j)	arising under the Samadhi-Spark Loan;

(k)	owed by an Obligor to another Obligor;

(l)	incurred with the prior consent of the Majority Lenders; and

(m)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed €500,000 (or its equivalent in any other currency) in aggregate for the Group at any time.

"Permitted Gross Outstandings" means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

"Permitted Guarantee" means:

(a)	any guaranties contained in the Finance Documents;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any guarantee given in respect of the Permitted Indebtedness of another member of the Group;

(d)	any guarantee given in relation to a Joint Venture to the extent permitted by clause 26.9 (Joint Ventures);

(e)	any guarantee permitted under clause 26.17 (Financial Indebtedness);

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of "Permitted Security";

(g)	any guarantee or indemnity given the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations; or

(h)	any guarantee given with the prior written consent of the Majority Lenders;

(i)	any guarantees not permitted by the preceding paragraphs where the principal amount secured does not at any time exceed €500,000 (or its equivalent in any other currency) in aggregate for the Group per financial year.

"Permitted Joint Venture" means any investment in any Joint Venture where:

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(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in the European Economic Area, the United Kingdom, Canada, Australia, Israel or the United States of America;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(c)	in any financial year of the Parent, the aggregate (the "Joint Venture Investment") of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

when aggregated with the Total Purchase Price in respect of Permitted Acquisitions in that Financial Year permitted pursuant to paragraph (e) of the definition of "Permitted Acquisition" does not exceed €25,000,000 (or its equivalent in any other currency) and provided that such Joint Venture Investment complies with the Cash Acquisitions Cap Criteria.

"Permitted Loan" means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness;

(c)	a loan made to a Joint Venture to the extent permitted under clause 26.9 (Joint Ventures);

(d)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(e)	(to the extent not already permitted by paragraph (f)) deferments of purchase price payment obligations agreed to by the relevant member of the Group in line with prudent business practice (taking into account all business aspects relevant in the context of the transaction) in case of a Permitted Disposal;

(f)	incurred in relation to any derivative transaction made in the ordinary course of business and entered into in connection with protection against or benefit from fluctuation in any rate or price, but for the avoidance of doubt, not for speculative purposes;

(g)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €1,000,000 (or its equivalent in any other currency) at any time;

(h)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed €100,000 (or its equivalent in any other currency) at any time;

(i)	a loan of $4,400,000 made between Spark Networks Limited and Spark Networks (Israel) Ltd;

(j)	loans made or credits granted with the prior written consent of the Majority Lenders; and

(k)	any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €500,000 (or its equivalent in any other currency) per Financial Year,

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so long as in the case of paragraphs (d), (g) and (k) the creditor of such Financial Indebtedness shall (if it is an Obligor) grant security over its rights in respect of such Financial Indebtedness in favour of the Secured Parties on terms acceptable to the Agent (acting on the instructions of the Majority Lenders).

"Permitted Security" means:

(a)	any Security arising in the ordinary course of business solely by operation of law (or by any agreement evidencing the same) and not as a result of any default or omission by any member of the Group;

(b)	any Security arising in connection with escrow arrangements entered into in connection with Permitted Acquisitions or disposal of assets;

(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including a Multi-account Overdraft) but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors except, in the case of (i) and (ii), to the extent such netting, set-off or Security relates to, or is granted in support of, a loan permitted pursuant to paragraph (g) of the definition of "Permitted Loan";

(d)	any Security arising by operation of law or in the ordinary course of business for cash deposits of any member of the Group held by banks, credit institutions or payment service providers or merchant acquirer pursuant to payment service provider agreements or merchant acquirer agreements, including any lien arising under the general terms and conditions of credit institutions or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains a banking relationship (including any deposit with Deutsche Bank AG for VAT or in relation to credit cards in the ordinary course of business);

(e)	any Securiy or Quasi-Security over any rental deposits in respect of any property leases or licenced by a member of the Group;

(f)	any payment or close out netting or set-off arrangement pursuant to any derivative transaction entered into in connection with protection again or benefit from fluctuation in any rate or price or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(g)	any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of Section 8a of the German Part Time Retirement Act (Altersteilzeitgesetz) and/or Section 7e of the Fourth Book of the German Social Security Code (Sozialgesetzbuch IV) as well as any Security created or subsisting pursuant to or in connection with contractual trust arrangements created in respect of pension obligations of the Parent or any of its Subsidiaries;

(h)	any Security or Quasi-Security over any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or the Financial Indebtedness discharged within 3 months of the date of acquisition of such asset;

(i)	any Security or Quasi-Security over any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group if:

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(i)	the Security or Quasi-Security was not created in contemplation of that person becoming a member of the Group;

(ii)	the principal amount secured has not increased in contemplation of or since that person becoming a member of the Group; and

(iii)	the Security or Quasi-Security is removed or the Financial Indebtedness discharged within 3 months of that person becoming a member of the Group;

(j)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement, customary (extended) retention of title arrangements ((verlängerte) Eigentumsvorbehalte) or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(k)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(l)	any Security arising as a result of a Permitted Joint Venture;

(m)	any Security granted to any Obligor for indebtedness of one member of the Group to another where such indebtedness arises in the ordinary course of business of the Obligor;

(n)	any Security arising in connection with court proceedings which are contested by any member of the Group in good faith;

(o)	any Security required to be granted by mandatory statutory law in favour of creditors in relations to mergers involving members of the Group permitted by this Agreement;

(p)	any Security arising automatically by operation of law in favour of any Tax or other government authority or organisation in respect of (i) taxes, assessments or governmental charges which are being contested by the relevant member of the Group in good faith or (ii) Taxes not yet due and payable;

(q)	Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (e) of the definition of "Permitted Financial Indebtedness";

(r)	the Transaction Security;

(s)	any Security to which the Majority Lenders have given prior written consent to the extent securing only the amount so consented;

(t)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens possessory in nature arising in the ordinary course of business which are not delinquent, or remain payable without penalty or which are being contested by the relevant member of the Group in good faith and by appropriate proceedings;

(u)	any pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation under U.S. law (other than Security imposed by ERISA);

(v)	deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in the ordinary course of business;

(w)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group member;

(x)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed €500,000 (or its equivalent in any other currency) per Financial Year and, if such Security relates to assets which serve as collateral under the Transaction Security Documents, subject to such intercreditor arrangements which the Agent reasonably requires.

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"Permitted Share Issue" means an issue of:

(a)	shares by the Parent to investors, paid for in full in cash upon issue and which by their terms are not redeemable and where such issue does not lead to a Change of Control of the Parent; or

(b)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

"Permitted Transaction" means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms.

"Process Agent Appointment Letter" has the meaning given to that term in clause 46.2(a)(i).

"Qualifying Lender" has the meaning given to that term in clause 17 (Tax gross-up and Indemnities).

"Quarter Date" means the last day of a Financial Quarter.

"Quasi-Security" has the meaning given to that term in clause 26.11 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined (if the currency is Euro) 2 TARGET Days before the first day of that period;

(a)	(if the currency is Dollars or Sterling) the first day of that period; or

(b)	(for any other currency) 2 Business Days before the first day of that period,

(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Real Property" means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

"Receiver" means a (preliminary) insolvency administrator ((vorläufiger) Insolvenzverwalter), receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

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(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Market" means, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Relevant Period" has the meaning given to that term in clause 25.1 (Financial definitions).

"Repayment Date" means a Facility A Repayment Date, any Incremental Facility Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

"Repayment Instalment" means each repayment instalment required to be made under each Term Facility pursuant to clause 9.1 (Repayment of Term Loans) and, in relation to an Amortising Incremental Facility, any instalment for repayment specified as a Repayment Instalment in the Incremental Facility Notice relating to that Incremental Facility.

"Repeated Representations" means each of the representations set out in clause 23.2 (Status) to clause 23.7 (Governing law and enforcement), clause 23.11 (No default), clause 23.12 (No misleading information), clause 23.13(e), 23.13(f) and 23.13(g) (Financial Statements), clause 23.22 (Ranking) to clause 23.24 (Legal and beneficial ownership), clause 23.30 (Centre of main interests and establishments) and clause 23.32 (Sanctions).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Revolving Facility" means the revolving credit facility made available under this Agreement as described in clause 2.1(a)(ii) (The Facilities).

"Revolving Facility Commitment" means:

(a)	in relation to an Original Lender,

(i)	the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part 2 of Schedule 1 (The Original Parties); and

(ii)	the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Incremental Facilities), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Facility Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Revolving Facility Utilisation" means a Revolving Facility Loan.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

"Samadhi-Spark Loan" means the loan in the amount of €1,862,333.31 made between Samadhi SAS as lender and Spark Networks Services GmbH as borrower dated 28 February 2018.

"Screen Rate" means:

26

(a)	in relation to EUR LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Euros and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate),

(b)	in relation to USD LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(c)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Sterling and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

"SDN List" means the Specially Designated Nationals list maintained by the Office of Foreign Assets Control of the US Department of the Treasury, or any similar list maintained by any Authority.

"Secured Parties" means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

"Security" means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposed, retention of title arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agreement" means the collateral agreement dated on or about the date of this Agreement between the US Obligor and the Security Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

"Share Pledge Agreement" means the German law share pledge agreement dated on or about the date of this Agreement between the Parent, the Original Lender and the Security Agent pursuant to which the Parent grants the Original Lender and the Security Agent a pledge over all the issued and outstanding shares of Spark Networks GmbH, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).

"Stock Pledge Agreement" means the US law share pledge agreement dated on or about the date of this Agreement between the Parent and the Security Agent pursuant to which Parent grants the Security Agent a pledge over the issued and outstanding shares or membership interests of the US Obligors.

"Subsidiary" means a subsidiary within the meaning of sections 15 – 17 Stock Corporation Act (Aktiengesetz).

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in Euro.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

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"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term Facility" means Facility A or any Incremental Facility.

"Term Loan" means a Facility A Loan or an Incremental Facility Loan.

"Termination Date" means:

(a)	in relation to Facility A the date falling four years after the date of this Agreement;

(b)	in relation to an Incremental Facility, the date specified as such in the Incremental Facility Notice relating to that Incremental Facility; and

(c)	in relation to the Revolving Facility the date falling four years after the date of this Agreement.

"Total Commitments" means the aggregate of the Total Facility A Commitments the Aggregate Total Incremental Facility Commitments and the Total Revolving Facility Commitments, being €25,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being €15,000,000 at the date of this Agreement.

"Total Incremental Facility Commitments" means, in relation to an Incremental Facility, the aggregate of the Incremental Facility Commitments relating to that Incremental Facility, being zero at the date of this Agreement.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being €10,000,000 at the date of this Agreement.

"Trade Instruments" means any performance bonds; advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in Part 1 of Schedule 2 (Conditions precedent) and any document creating or expressed to create Security required to be delivered to the Agent under Schedule 2 (Conditions precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Parent.

"Transfer Date" means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to clause 28.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"United States" or "US" means the United States of America.

"USD LIBOR" means, in relation to any Loan in Dollar:

(a)	the applicable Screen Rate as of the Specified Time for a Loan in Dollar for a three Month period; or

(b)	as otherwise determined pursuant to clause 15.1 (Unavailability of Screen Rate)

and, if, in either case, that rate is less than zero, USD LIBOR shall be deemed to be zero.

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"US Obligor" means Spark Networks USA, LLC, LOV USA, LLC, Spark Networks, Inc, Smooch Labs, Inc. and any other Obligor in the Relevant Jurisdiction of which is the United States of America or any state or territory thereof.

"US Tax Obligor" means:

(a)	an Obligor that is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a Loan.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests and Notices).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.

"Write-down and Conversion Powers" means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Hedge Counterparty", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	"director" includes any statutory legal representative(s) (organschaftliche(n) Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer or geschäftsführender Direktor) or member of the board of directors (Vorstand);

(iv)	"assets" includes present and future properties, revenues and rights of every description;

(v)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a "group of Lenders" includes all the Lenders;

(vii)	"guarantee" means (other than in clause 22 (Guarantee and indemnity; acknowledgment of assignment for security purposes)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

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(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, clause and schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is "continuing" if it has not been remedied to the satisfaction of the Agent acting reasonably or waived.

(g)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which an Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

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(i)	Subject to clause 40.3(a) (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(j)	Nothing in this Agreement shall be construed so as to exclude the liability of any person for its own intent (Vorsatz).

(k)	The term "promptly" means without undue delay (unverzüglich).

(l)	The term "in the ordinary case of business" means "im gewöhnlichen Geschäftsbetrieb".

(m)	For purposes of determining compliance with clause 26 (General undertakings), with respect to the calculation of the currency of any Permitted Acquisition, Permitted Disposal, Permitted Distribution, Permitted Financial Indebtedness, Permitted Gross Outstandings, Permitted Guarantee, Permitted Joint Venture, Permitted Loan, Permitted Security, Permitted Share Issue, and/or Permitted Transaction, no Default or Event of Default shall be deemed to have occurred or be existing solely as a result of changes in rates of currency exchange occurring after the time such Permitted Acquisition, Permitted Disposal, Permitted Distribution, Permitted Financial Indebtedness, Permitted Gross Outstandings, Permitted Guarantee, Permitted Joint Venture, Permitted Loan, Permitted Security, Permitted Share Issue, and/or Permitted Transaction is incurred or granted (so long as such Permitted Acquisition, Permitted Disposal, Permitted Distribution, Permitted Financial Indebtedness, Permitted Gross Outstandings, Permitted Guarantee, Permitted Joint Venture, Permitted Loan, Permitted Security, Permitted Share Issue, and/or Permitted Transaction, at the time incurred or granted, made or acquired, was permitted hereunder based on currency exchange rates then in effect).

1.3	Currency symbols and definitions

(a)	"€", "EUR" and "Euro" denote the single currency of the Participating Member States.

(b)	"$", "USD" and "Dollars" denote the lawful currency of the United States of America.

(c)	"£", "GBP" and "Sterling" denote the lawful currency of the United Kingdom.

1.4	This Agreement is made in the English language. For the avoidance of doubt, the English version of the Agreement shall prevail over any translation of the Agreement. However, where a German translation of a word or a phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5	US PATRIOT Act Notice

The Agent hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Pub.L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify, and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow the Agent to identify each Obligor in accordance with the PATRIOT Act, and each Obligor hereby agrees to provide such information as the Agent reasonably requests from time to time to the Lenders and Agent to assist Lenders and Agent in maintaining compliance with such applicable rules and regulations.

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SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	Facility A will be available to the Original Borrower and the Revolving Facility will be available to all the Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2	Incremental Facilities

The Parties may, but are not obligated to, establish one or more Incremental Facilities established and make them available pursuant to clause 8 (Establishment of Incremental Facilities).

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors' Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Agreement irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to agree any Incremental Facility Terms and to deliver any Incremental Facility Notice, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

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(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

(iii)	repeat any and all representations and warranties under this Agreement on behalf of the other Obligors;

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. Each Obligor hereby exempts the Parent from the restrictions pursuant to section 181 of the Civil Code (Bürgerliches Gesetzbuch) to the extent legally permitted for the purpose of acting on its behalf as its attorney (Stellvertreter) in relation to the Finance Documents and from any similar restrictions under any applicable laws in any other jurisdictions.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards general corporate and working capital purposes of the Group.

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the general corporate and working capital purposes of the Group and towards Permitted Acquisitions (but not prepayment of any Term Loan or, in the case of any utilisation of any Ancillary Facility, towards prepayment of any Revolving Facility Utilisation).

(c)	Each Borrower shall apply all amounts borrowed by it under an Incremental Facility for the purpose(s) specified in the Incremental Facility Notice relating to that Incremental Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 4.1(a), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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(c)	The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) in relation to any Incremental Facility Loan if on or before the Utilisation Date for that Loan, the Agent has received all of the Incremental Facility Conditions Precedent relating to the relevant Incremental Facility (if any) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

(d)	Other than to the extent that the Incremental Facility Majority Lenders under the relevant Incremental Facility notify the Agent in writing to the contrary before the Agent gives a notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the date of this Agreement, all the representations and warranties in clause 23 (Representations) or, in relation to any other Utilisation, the Repeated Representations to be made by each Obligor are true.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is USD or GBP or if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under clause 4.3(a)(ii), the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than 2 Term Loans (other than Incremental Facility Loans) would be outstanding; or

(ii)	more than 10 Revolving Facility Utilisations would be outstanding; or

(iii)	more than 7 Incremental Facility Loans would be outstanding.

(b)	A Borrower (or the Parent) may not request that a Facility A Loan or an Incremental Facility Loan be divided if, as a result of the proposed division, 3 or more Facility A Loans or 8 or more Incremental Facility Loans would be outstanding.

(c)	Any Loan made by a single Lender under clause 6.2 (Unavailability of a currency) shall not be taken into account in this clause 4.4.

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SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with clause 14 (Interest Periods).

(b)	Unless the Majority Lenders agree otherwise from time to time, only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Facility, the Base Currency; and

(ii)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	an amount equal to €15,000,000 for Facility A, or if less, the Available Facility; or

(ii)	for the Revolving Facility:

(A)	if the currency selected is the Base Currency, a minimum of €500,000 or, if less, the Available Facility; or

(B)	if the currency selected is Dollars or Sterling, a minimum of $500,000 or £500,000 or, if less, the Available Facility; or

(iii)	an amount equal to €5,000,000 for any Incremental Facility or, if less, the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to clause 9.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in clause 5.4(c), the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings, each Lender's participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.

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(d)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with clause 34.1 (Payments to the Agent) by the Specified Time.

5.5	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless each of Facility A have been utilised.

(b)	No Incremental Facility shall be utilised unless Facility A has been utilised.

(c)	The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed €5,000,000.

5.6	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

(c)	The Incremental Facility Commitments relating to an Incremental Facility which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Incremental Facility.

6.	Optional Currencies

6.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower or Parent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent's calculations

(a)	All calculations made by the Agent pursuant to this clause 6 will take into account any repayment, prepayment, consolidation or division of Facility A Loans to be made on the last day of the first Interest Period.

(b)	Each Lender's participation in a Loan will be determined in accordance with clause 5.4 (Lenders' participation).

7.	Ancillary Facilities

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

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(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

7.2	Availability

(a)	If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than 3 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such shorter period as the Agent may agree), the Agent has received from the Parent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with clause 7.2(b):

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

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(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	clause 37.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in clause 16.3 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)	the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so) ; or

(iv)	both:

(A)	the Available Commitments relating to the Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation.

(d)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

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7.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this clause 7.6:

(i)	"Revolving Outstandings" means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings.

(b)	If the Agent exercises any of its rights under clause 27.15 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to clause 7.6(g)) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the Agent exercises the relevant right(s) under clause 27.15 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause 7.6(b), then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to clause 28.10 (Pro rata interest settlement)).

(e)	Prior to the application of the provisions of clause 7.6(b), an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(g)	This clause 7.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Revolving Facility Utilisation or in another currency which is acceptable to that Lender.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

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7.8	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Ancillary Commitment.

7.9	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this clause 7). In such a case, clause 40 (Amendments and waivers) will apply.

8.	Establishment of Incremental Facilities

8.1	Selection of Incremental Facility Lenders

(a)	Definitions

In this Agreement:

"Further Incremental Facility Shortfall" means, in relation to a Proposed Facility Size, any amount by which that Proposed Facility Size exceeds the aggregate of the proposed Incremental Facility Commitments offered by the Participating Lenders following the operation of paragraph (f) below.

"Incremental Facility Proportion" means, in relation to a Proposed Facility Size, the proportion borne from time to time by a Participating Lender's proposed Incremental Facility Commitment to that Proposed Facility Size.

"Incremental Facility Proposal" means a notice from the Parent addressed to each Lender which:

(i)	invites each Lender to participate in a proposed Incremental Facility; and

(ii)	sets out the proposed Incremental Facility Terms applicable to that Incremental Facility and any fee or commission proposed to be payable to lenders under that proposed Incremental Facility.

"Incremental Facility Shortfall" means, in relation to a Proposed Facility Size, any amount by which that Proposed Facility Size exceeds the aggregate of the proposed Incremental Facility Commitments offered by the Participating Lenders pursuant to paragraph (c) below (as adjusted, if applicable, pursuant to paragraph (e) below).

"Incremental Facility Solicitation Period" means, in relation to an Incremental Facility Proposal, the period of time starting on the date of that Incremental Facility Proposal and ending on the date which falls 20 Business Days after the date of that Incremental Facility Proposal.

"Participating Lender" means, in relation to an Incremental Facility Proposal, any Lender which makes an offer in respect of the Incremental Facility proposed in that Incremental Facility Proposal pursuant to paragraph (c) below.

"Proposed Facility Size" means, in relation to an Incremental Facility Proposal, the proposed Total Incremental Facility Commitments set out in that Incremental Facility Proposal.

(b)	Invitation to all Lenders

The Parent shall solicit potential Incremental Facility Lenders for any proposed Incremental Facility by delivery of an Incremental Facility Proposal to the Agent and each Lender.

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(c)	Lender's offer

Any Lender may, if it wishes to become an Incremental Facility Lender in respect of an Incremental Facility proposed in an Incremental Facility Proposal, but is not obliged to notify the Parent and the Agent of the proposed Incremental Facility Commitment that it unconditionally offers to make available in respect of that proposed Incremental Facility no later than 5:00 p.m. on the last day of the Incremental Facility Solicitation Period relating to that Incremental Facility Proposal.

(d)	Expiry of Lender's offer

Each Participating Lender's offer under paragraph (c) above (as adjusted, if applicable, pursuant to paragraphs (e) or (f) below) in respect of an Incremental Facility proposed in an Incremental Facility Proposal shall, unless otherwise agreed by all the Participating Lenders under that Incremental Facility Proposal, expire on the earlier of:

(i)	the day falling 5 Business Days after the last day of the Incremental Facility Solicitation Period relating to that Incremental Facility Proposal; and

(ii)	the date of any Incremental Facility Notice delivered in respect of that proposed Incremental Facility.

(e)	Scaleback of Lenders' offers

If the aggregate amount of the proposed Incremental Facility Commitments offered by the Participating Lenders pursuant to paragraph (c) above in respect of an Incremental Facility proposed in an Incremental Facility Proposal exceeds the Proposed Facility Size set out in that Incremental Facility Proposal, those proposed Incremental Facility Commitments shall be reduced to the extent necessary such that each such Participating Lender's Incremental Facility Proportion relating to that Proposed Facility Size is no greater than the proportion borne by the aggregate of its Commitments to the aggregate of the Commitments of all of the Lenders which are Participating Lenders in respect of that Incremental Facility Proposal.

(f)	Invitation to Participating Lenders if shortfall

If there is an Incremental Facility Shortfall relating to a Proposed Facility Size set out in an Incremental Facility Proposal (whether resulting from the operation of paragraph (e) above or otherwise), the Parent shall invite each Participating Lender under that Incremental Facility Proposal to increase the proposed Incremental Facility Commitment offered by it in respect of the Incremental Facility proposed in that Incremental Facility Proposal by an amount no greater than its Incremental Facility Proportion of that Incremental Facility Shortfall.

(g)	Deadline for Participating Lenders to offer increase

Each Participating Lender under an Incremental Facility Proposal shall notify the Parent and the Agent of its offer of an increased proposed Incremental Facility Commitment (if any) pursuant to paragraph (f) above no later than 5:00 p.m. on the day falling 5 Business Days after the last day of the Incremental Facility Solicitation Period relating to that Incremental Facility Proposal.

(h)	Wider invitation if further shortfall

If there is a Further Incremental Facility Shortfall relating to a Proposed Facility Size set out in an Incremental Facility Proposal, the Agent may, in any manner, invite any Eligible Institutions to offer proposed Incremental Facility Commitments in respect of the Incremental Facility proposed in that Incremental Facility Proposal in a maximum aggregate amount no greater than that Further Incremental Facility Shortfall.

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(i)	Participating Lender's Incremental Facility Commitment

Each Participating Lender's Incremental Facility Commitment specified in any Incremental Facility Notice delivered in respect of an Incremental Facility proposed in an Incremental Facility Proposal shall, unless that Participating Lender agrees to be allocated an Incremental Facility Commitment in a lower amount, be in an amount equal to the amount of the proposed Incremental Facility Commitment offered by that Participating Lender in response to that Incremental Facility Proposal (as adjusted, if applicable, pursuant to paragraphs (e) or (f) above).

(j)	Incremental Facility Terms

The Incremental Facility Terms specified in any Incremental Facility Notice delivered in respect of an Incremental Facility and any fee or commission payable to Incremental Facility Lenders under that Incremental Facility shall be the same as those set out in the Incremental Facility Proposal relating to that Incremental Facility.

(k)	Amendment and withdrawal

The Parent shall not amend any Incremental Facility Proposal but may withdraw an Incremental Facility Proposal at any time.

(l)	Effect of withdrawal

Withdrawal of an Incremental Facility Proposal shall terminate the process set out in this clause 8 in respect of the Incremental Facility proposed in that Incremental Facility Proposal and that Incremental Facility shall not be established.

8.2	Delivery of Incremental Facility Notice

(a)	On completion of the solicitation process set out in clause 8.1 (Selection of Incremental Facility Lenders), the Parent and each relevant Incremental Facility Lender may request the establishment of an Incremental Facility by the Parent delivering to the Agent a duly completed Incremental Facility Notice not later than the Specified Time prior to the proposed Establishment Date specified in that Incremental Facility Notice.

(b)	No Incremental Facility Notice may be delivered after the date falling three Months prior to the Termination Date applicable to Facility A.

8.3	Completion of an Incremental Facility Notice

(a)	Each Incremental Facility Notice is irrevocable and will not be regarded as having been duly completed unless:

(i)	it sets out the Incremental Facility Terms applicable to the Incremental Facility to which it relates;

(ii)	each of:

(A)	the Incremental Facility Terms applicable to that Incremental Facility;

(B)	the Aggregate Yield applicable to that Incremental Facility; and

(C)	any fees payable to the arranger of that Incremental Facility, comply with clause 8.5 (Restrictions on Incremental Facility Terms and fees); and

(iii)	the Incremental Facility Lenders and the Incremental Facility Commitments set out in that Incremental Facility Notice have been selected and allocated in accordance with clause 8.1 (Selection of Incremental Facility Lenders).

(b)	Only one Incremental Facility may be requested in an Incremental Facility Notice.

8.4	Maximum number of Incremental Facilities

The Parent may not deliver an Incremental Facility Notice if as a result of the establishment of the proposed Incremental Facility 5 or more Incremental Facilities would have been established under this Agreement.

8.5	Restrictions on Incremental Facility Terms and fees

(a)	Currency

Any Incremental Facility shall be denominated in the Base Currency, in Dollars and in Sterling.

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(b)	Size

(i)	The Aggregate Total Incremental Facility Commitments shall not, at any time, exceed €35,000,000.

(ii)	The aggregate commitments of the Bullet Incremental Facilities shall not exceed 50 per cent. of the Aggregate Total Incremental Facility Commitments.

(c)	No procurement of breach

Satisfaction of any Incremental Facility Conditions Precedent shall not breach any term of any Finance Document.

8.6	Conditions to establishment

(a)	The establishment of an Incremental Facility will only be effected in accordance with clause 8.7 (Establishment of Incremental Facility) if:

(i)	on the date of the Incremental Facility Notice and on the Establishment Date:

(A)	no Default is continuing or would result from the establishment of the proposed Incremental Facility; and

(B)	the Repeated Representations to be made by each Obligor are true in all material respects;

(C)	the Guarantor Cover Test as reset by the Agent in its sole discretion;

(ii)	each Incremental Facility Lender delivers an Incremental Facility Lender Certificate to the Agent and the Parent; and

(iii)	the Agent has received in form and substance satisfactory to it:

(A)	such documents (if any) as are reasonably necessary as a result of the establishment of that Incremental Facility to maintain the effectiveness of the Security, guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents; and

(B)	any applicable Incremental Facility Supplemental Security.

(b)	Paragraph (a)(iii)(A) above shall be subject to the Agreed Security Principles to the same extent that the relevant Obligor's obligation to grant the relevant Security, guarantee, indemnity or other assurance against loss was subject to the Agreed Security Principles.

(c)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied under paragraph (a)(iii) above.

(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

8.7	Establishment of Incremental Facility

(a)	If the conditions set out in this Agreement have been met the establishment of an Incremental Facility is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Incremental Facility Notice. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Incremental Facility Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Incremental Facility Notice.

(b)	The Agent shall only be obliged to execute an Incremental Facility Notice delivered to it by the Parent once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the establishment of the relevant Incremental Facility.

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(c)	On the Establishment Date:

(i)	subject to the terms of this Agreement the Incremental Facility Lenders make available a Base Currency term loan facility in an aggregate amount equal to the Total Incremental Facility Commitments specified in the Incremental Facility Notice which will be available to the Borrowers specified in the Incremental Facility Notice;

(ii)	each Incremental Facility Lender shall assume all the obligations of a Lender corresponding to the Incremental Facility Commitment (the "Assumed Incremental Facility Commitment") specified opposite its name in the Incremental Facility Notice as if it had been an Original Lender in respect of that Incremental Facility Commitment;

(iii)	each of the Obligors and each Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Incremental Facility Lender would have assumed and/or acquired had that Incremental Facility Lender been an Original Lender in respect of the Assumed Incremental Facility Commitment;

(iv)	each Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender in respect of the Assumed Incremental Facility Commitment;

(v)	each Incremental Facility Lender shall become a Party as a "Lender"; and

(vi)	the Guarantor Cover Test shall be adjusted as determined by the Agent and apply as adjusted from such Establishment Date on.

8.8	Notification of establishment

The Agent shall, as soon as reasonably practicable after the establishment of an Incremental Facility notify the Parent and the Lenders of that establishment and the Establishment Date of that Incremental Facility.

8.9	Incremental Facility fees

The Parent shall, on the date on which the establishment of an Incremental Facility becomes effective, pay to the Finance Party a fee in the amount and at the time agreed in a Fee Letter.

8.10	Incremental Facility costs and expenses

The Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with the establishment of an Incremental Facility under this clause 7.

8.11	Prior amendments binding

Each Incremental Facility Lender, by executing an Incremental Facility Notice, confirms for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the Incremental Facility requested in that Incremental Facility Notice became effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

8.12	Limitation of responsibility

Clause 28.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 7 in relation to any Incremental Facility Lender as if references in that clause to:

(a)	an "Existing Lender" were references to all the Lenders immediately prior to the Establishment Date;

(b)	the "New Lender" were references to an "Incremental Facility Lender"; and

(c)	a "re-transfer" and "re-assignment" were references respectively to a "transfer" and "assignment".

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

9.	Repayment

9.1	Repayment of Term Loans

(a)	The Borrowers under Facility A shall repay the aggregate Facility A Loans in quarterly instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Facility A Loans by the amount set out opposite that Facility A Repayment Date:

Facility A Repayment Date	Repayment Instalment Euro amount

29 June 2018	€937,500

28 September 2018	€937,500

28 December 2018	€937,500

29 March 2019	€937,500

28 June 2019	€937,500

30 September 2019	€937,500

30 December 2019	€937,500

31 March 2020	€937,500

30 June 2020	€937,500

30 September 2020	€937,500

30 December 2020	€937,500

31 March 2021	€937,500

30 June 2021	€937,500

30 September 2021	€937,500

30 December 2021	€937,500

Termination Date	€937,500

(b)	If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the Repayment Instalment to be repaid by the Borrowers, the Parent may, if it gives the Agent not less than 5 Business Days' prior notice, select which of those Facility A Loans will be wholly or partially repaid so that such Repayment Instalment is repaid on the relevant Repayment Date in full. The Parent may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(c)	If the Parent fails to deliver a notice to the Agent in accordance with clause 9.1(b), the Agent shall select the Facility A Loans to be wholly or partially repaid.

(d)	The Borrowers may not reborrow any part of a Term Facility which is repaid.

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(e)	The Borrowers of a Facility A Loan utilising the amount(s) by which the Facility A Commitment was increased by one or more countersigned Incremental Facility Notice(s) shall repay such Facility A Loans in accordance with the repayment terms set out in the Incremental Facility Notice.

9.2	Repayment of Revolving Facility Loans

(a)	Subject to clause 9.2(c), each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under clause 9.2(a), if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)	the proportion borne by each Lender's participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender's participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Parent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(i)	the relevant Borrower will only be required to make a payment under clause 34.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(ii)	each Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(i)	the relevant Borrower will not be required to make a payment under clause 34.1 (Payments to the Agent); and

(ii)	each Lender will be required to make a payment under clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender's participation in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

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(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date applicable to the Revolving Facility and will be treated as separate Revolving Facility Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)	If the Borrower makes a prepayment of a Revolving Facility Utilisation pursuant to clause 10.4 (Voluntary prepayment of Revolving Facility Utilisations), a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 5 Business Days' prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Revolving Facility Utilisation to the Revolving Facility Utilisations. The Agent will forward a copy of a prepayment notice received in accordance with this clause 9.2(d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with clause 9.2(c) to (e), in which case those paragraphs shall prevail in respect of any Separate Loan.

9.3	Effect of cancellation and prepayment on scheduled repayments

(a)	If the Parent cancels the whole or any part of any Available Commitment in accordance with clause 10.5 (Right of cancellation and repayment in relation to a single Lender) or clause 10.6 (Right of cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under clause 10.1 (Illegality) then:

(i)	in the case of the Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled; and

(ii)	in the case of the Incremental Facility Commitments relating to an Amortising Incremental Facility, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in the manner specified in the Incremental Facility Notice relating to that Incremental Facility.

(b)	If the Parent cancels the whole or any part of any Available Commitment in accordance with clause 10.2 (Voluntary cancellation) or if the whole or part of any Commitment is cancelled pursuant to clause 5.6 (Cancellation of Commitment) then:

(i)	in the case of Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata in inverse chronological order by the amount cancelled; and

(ii)	in the case of the Incremental Facility Commitments relating to an Amortising Incremental Facility, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in the manner specified in the Incremental Facility Notice relating to that Incremental Facility.

(c)	If any Term Loan is repaid or prepaid in accordance with clause 10.5 (Right of cancellation and repayment in relation to a single Lender) or clause 10.1 (Illegality) then the amount of the Repayment Instalments for the relevant Term Facility for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Term Loan repaid or prepaid.

(d)	If any Term Loan is prepaid in accordance with clause 10.3 (Voluntary prepayment of Term Loans) or clause 11.3 (Disposal & Insurance Proceeds) then:

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(i)	in the case of Facility A, the Parent or a Borrower may elect to apply such Repayment Instalment against any or all of the Term Loans in such proportions as it selects in its sole discretion;

(ii)	in the case of an Amortising Incremental Facility, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in the manner specified in the Incremental Facility Notice relating to that Incremental Facility.

10.	Illegality, voluntary prepayment and cancellation

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction, after the date hereof, for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to clause 40.6 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of any applicable grace period permitted by law and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

10.2	Voluntary cancellation

(a)	Subject to clause 10.2(b) the Parent may, if it gives the Agent not less than 5Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €250,000) of an Available Facility. Any cancellation under this clause 10.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Parent shall not cancel any part of the Available Commitment with respect to a Term Facility (other than an Incremental Facility) unless at the same time it cancels a pro rata amount of the Available Commitments for each other Term Facility (other than any Incremental Facility).

(c)	Any notice of cancellation of the Available Commitments with respect to the Revolving Facility delivered at any time while Loans under any other Facility remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders, that the Group will have sufficient working capital facilities available to it following such cancellation.

10.3	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may, if it or the Parent gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of €250,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

10.4	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Parent gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of €250,000).

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10.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 17.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Parent or an Obligor under clause 17.3 (Tax indemnity) or clause 18.1 (Increased Costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b)	On receipt of a notice referred to in clause 10.5(a) in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under clause 10.5(a) in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

10.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

11.	Mandatory prepayment and cancellation

11.1	Exit

(a)	For the purpose of this clause 11.1:

"Delisting" means the cancellation or suspension of the admission of the Parent’s registered no-par value shares to the Official List of the NYSE American exchange or, where applicable, the cancellation or suspension of the Parent’s registered no-par value shares from trading on the NYSE American exchange of the NYSE MKT LLC unless such delisting is initiated by the Parent.

(b)	Upon the occurrence of any of the following events (each an "Exit Event"):

(i)	any Delisting;

(ii)	Change of Control; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Parent shall promptly notify the Agent upon becoming aware of that Exit Event and the Agent shall promptly notify the Lenders accordingly; each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents by notification to the Agent (and the Agent shall promptly forward such notice to the Parent) within 10 days of the Parent notifying the Agent of such Exit Event, whereupon:

(A)	the undrawn Commitments of such Lender shall, by not less than 3 Business Days’ prior notice to the Parent (or as otherwise agreed between the Parent and the relevant Lender), be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation; and

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(B)	on the date falling 3 Business Days after such Lender provides notification to the Agent, all outstanding Utilisations provided by such Lender together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance Documents, shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender.

11.2	Currency fluctuations

If, at any time, as a result of currency fluctuations, the Base Currency Equivalent of any outstanding Utilisation of a Revolving Facility Loan made available in USD or Sterling then exceeds the Base Currency Amount of such Utilisation of a Revolving Facility Loan at the time it was made by more than 5%, the Obligors shall be required to repay in cash within 10 Business Days the entire amount of such excess.

11.3	Disposal & Insurance Proceeds

(a)	For the purposes of this clause 11.3, clause 11.4 (Application of mandatory prepayments and cancellations) and clause 11.5 (Mandatory Prepayment Accounts):

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) the proceeds of which are more than €150,000 in respect of any single Disposal or €300,000 in aggregate in any Financial Year of the Parent Disposals made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

"Excluded Disposal Proceeds" means any Disposal Proceeds :

(i)	which have been or will be reinvested towards the purchase of similar assets required to be used in the ordinary course of trading of the Group, in each case as soon as possible (but in any event within 60 days) after receipt;

(ii)	arising as a result of a Permitted Disposal (other than under paragraphs (c) and 1.1(d) of the definition of that term); or

(iii)	received in a form other than cash (where such receipt is permitted under this Agreement) until such proceeds are converted into cash, provided that such proceeds are converted into cash as soon as possible (but in any event within 60 days, or such longer period as the Majority Lenders may agree) after receipt.

"Excluded Insurance Proceeds" means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or in reimbursing a member of the Group for its expenditure on the replacement, reinstatement and/or repair of such assets), in each case as soon as possible (but in any event within 60 days, or such longer period as the Majority Lenders may agree) after receipt.

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"Insurance Proceeds" means the proceeds of any insurance claim of more than €150,000 in respect of a single claim or €300,000 in aggregate in any Financial Year of the Parent received by a member of the Group under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any Reasonable Expenses which are incurred by any member of the Group to persons who are not members of the Group.

(b)	The Parent shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by clause 11.4 (Application of mandatory prepayments and cancellations):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.

11.4	Application of mandatory prepayments and cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under clause 11.3 (Disposal & Insurance Proceeds) shall be applied in the following order:

(i)	first, in prepayment of Term Loans as contemplated in clause 11.4(b) to (e) inclusive;

(ii)	secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably);

(iii)	thirdly, in prepayment of Revolving Facility Utilisations such that outstanding Revolving Facility Loans shall be prepaid on a pro rata basis and cancellation, in each case, of the corresponding Revolving Facility Commitments; and

(iv)	then, in:

(A)	repayment of the Ancillary Outstandings (and cancellation of corresponding Ancillary Commitments); and

(B)	cancellation of Ancillary Commitments

(on a pro rata basis) and cancellation, in each case, of the corresponding Revolving Facility Commitments.

(b)	Unless the Parent makes an election under clause 11.4(d) the Borrowers shall prepay Loans in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds

(c)	A prepayment under clause 11.3 (Disposal & Insurance Proceeds) shall prepay the Term Loans as follows:

(i)	in amounts which reduce the Facility A Loans and the Incremental Facility Loans by the same proportion; and

(ii)	in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by clause 9.3(d) (Effect of cancellation and prepayment on scheduled repayments).

(d)	Subject to clause 11.4(e), the Parent may elect that any prepayment under clause 11.3 (Disposal & Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Parent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Parent has made an election under clause 11.4(d) but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

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11.5	Mandatory Prepayment Accounts

(a)	The Parent shall ensure that Disposal Proceeds and Insurance Proceeds in respect of which the Parent has made an election under clause 11.4(d) (Application of mandatory prepayments and cancellations) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group.

(b)	The Parent and each Borrower irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under clause 11.4 (Application of mandatory prepayments and cancellations) and otherwise under the Finance Documents.

(c)	Each Finance Party with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

11.6	Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Parent shall ensure that those amounts are used for that purpose.

12.	Restrictions

12.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under clause 10 (Illegality, voluntary prepayment and cancellation), clause 11.4 (Application of mandatory prepayments and cancellations) shall (subject to the terms of those clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

12.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty save for any prepayment fee payable pursuant to clause 16 (Fees).

12.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

12.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

12.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.6	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.7	Agent's receipt of notices

If the Agent receives a notice under clause 10 (Illegality, voluntary prepayment and cancellation) or an election under clause 11.4 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

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12.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility shall be cancelled on the date of repayment or prepayment.

12.9	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to clause 10.1 (Illegality) or clause 10.5 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender's participation in that Utilisation.

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SECTION 5

COSTS OF UTILISATION

13.	Interest

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in relation to any Loan in Euro, EUR LIBOR; in relation to any Loan in Dollars USD LIBOR; or, in relation to any Loan in Sterling, LIBOR.

13.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

(b)	If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that a higher or a lower Margin should have applied during a certain period, then the next payment of interest under the relevant Facility following receipt of the relevant Compliance Certificate shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position they should have been in had the appropriate rate of the Margin applied during such period.

13.3	Default interest and lump sum damages

(a)	If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 13.3(b), is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which, subject to paragraph (b) below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that the damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% per annum higher than the rate which would have applied if the overdue amount had not become due.

13.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

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(b)	The Agent shall promptly notify the relevant Borrower (or the Parent) of each Funding Rate relating to a Loan.

14.	Interest Periods

14.1	Selection of Interest Periods and Terms

(a)	The Interest Period for a Facility A Loan in the Utilisation Request for that Loan shall be three (3) Months and for a Revolving Facility Loan shall be three (3) Month.

(b)	A Borrower (or the Parent on its behalf) may select an Interest Period of (in relation to Facility A) a period of less than one (1) Month, if necessary to ensure that there are Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date relating to the relevant Facility for the Borrowers to make the Repayment Instalment due on that date.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(d)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

14.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on the relevant Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this clause 14.2, it shall promptly notify the Parent and the Lenders.

14.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.4	Consolidation and division of Term Loans

If 2 or more Interest Periods:

(a)	relate to Facility A Loans made to the same Borrower; and

(b)	end on the same date,

those Facility A Loans will, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

15.	Changes to the Calculation of Interest

15.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EUR LIBOR, USD LIBOR or LIBOR for that shortened Interest Period shall be determined pursuant to the definition of "EUR LIBOR", "USD LIBOR" and "LIBOR".

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(c)	Cost of funds: If clause 15.1(b) applies but it is not possible to calculate the applicable Fallback Interest Period there shall be no EUR LIBOR, USD LIBOR and LIBOR for that Loan and clause 15.3 (Cost of funds) shall apply to that Loan for that Interest Period.

15.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EUR LIBOR, USD LIBOR and LIBOR (as applicable) then there shall be no EUR LIBOR, USD LIBOR and LIBOR for that Loan and clause 15.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

15.3	Cost of funds

(a)	If this clause 15.3 applies, the rate of interest on each Lender's share of that the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event the date falling 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this clause 15.3 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 15.3(b) shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

(d)	If this clause 15.3 applies pursuant to clause 15.2 (Market disruption) and

(i)	a Lender's Funding Rate is less than EUR LIBOR, USD LIBOR and LIBOR (as applicable); or

(ii)	a Lender does not supply a quotation by the time specified in clause 15.3(a)(ii),

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be, for the purposes of clause 15.3(a), to be EUR LIBOR, USD LIBOR and LIBOR (as applicable).

(e)	If this clause 15.3 applies pursuant to clause 15.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in clause 15.3(a)(ii) the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

15.4	Notification to Parent

If clause 15.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Parent.

15.5	Break Costs

(a)	Each Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

16.	Fees

16.1	The Parent shall pay to the Finance Parties the fees in the amount and at the times agreed in a Fee Letter.

16.2	Unused Revolving Line Facility Fee

(a)	The Borrower shall pay a fee (the "Unused Revolving Line Facility Fee"), quarterly, in arrears on a calendar year basis, in an amount equal to 0.60% per annum of the average unused portion of the Revolving Facility Commitment. The unused portion of the Revolving Facility Commitment shall, for the purposes of this calculation, equal the difference between (x) the maximum amount of the Revolving Facility Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.

(b)	The Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by the Lender pursuant to this clause 16.2 notwithstanding any termination of this Agreement or the suspension or termination of the Lender's outstanding obligation to make Loans available under this Agreement.

16.3	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	Tax gross-up and Indemnities

17.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	lending through a Facility Office in the United Kingdom or Germany; or

(ii)	a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under clause 17.2 (Tax gross-up) or a payment under clause 17.3 (Tax indemnity).

"Treaty Lender" means a Lender which is treated as a resident of a Treaty State for the purposes of the Treaty; and does not carry on a business through a permanent establishment in the jurisdiction of residence of the relevant Obligors.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Germany or the jurisdiction of residence of the relevant Obligor which makes provision for full exemption for tax imposed by Germany or the jurisdiction of residence of the relevant Obligor on interest.

Unless a contrary indication appears, in this clause 17 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

17.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Germany or the jurisdiction of residence of the relevant Obligor if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

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(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment written evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

17.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or is subject to Tax in a jurisdiction through a permanent establishment; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction: or

(C)	under the laws of Germany solely due to the fact that the Facility is secured by German real estate located in Germany (inländische Grundstücke) or any domestic rights treated as real estate property under German civil law (die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen).

to the extent that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 17.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 17.2(d) of clause 17.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

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(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 17.3, notify the Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this clause 17.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this clause 17.5.

17.6	Stamp taxes

The Borrower (or other applicable Obligor) shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

17.7	VAT

(a)	All amounts expressed under a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to that Party, provided that the reverse charge mechanism is not applicable.

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

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(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it or any other member of the group which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably necessary for such Finance Party's VAT reporting requirements in relation to such supply.

(e)	Any reference in this clause 17.7 to any Party shall, at any time when such Party is treated as a member of a group of fiscal unit for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in the German Value Added Tax Act (Umsatzsteuergesetz), in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction so that a reference to a Party shall be construed as a reference to that Party or the relevant group of finscal unity of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that grup or unity (or fiscal unity) at the relevant time (as the case may be).

17.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

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(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

17.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17.10	US Federal Income Tax

For US federal income tax purposes, the parties hereto agree that it is the parties intent to treat any payments made by a US Obligor pursuant to the terms of this Agreement as income from sources without the United States, except as otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

18.	Increased Costs

18.1	Increased Costs

(a)	Subject to clause 18.3 (Exceptions) the Parent shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement, or (iii) the implementation or application of, or compliance with CRD IV, Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement:

"Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

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"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

18.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 18.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 17.3 (Tax indemnity) (or would have been compensated for under clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause17.3(Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 18.3 reference to a "Tax Deduction" has the same meaning given to the term in clause 17.1 (Definitions).

19.	Other Indemnities

19.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Parent or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

19.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

19.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Parent to comply with its obligations under clause 21 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

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(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 19.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

20.	Mitigation by the Lenders

20.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 10.1 (Illegality), clause 17 (Tax gross-up and Indemnities) or clause 18 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 20.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	Costs and expenses

21.1	Transaction expenses

The Parent shall, promptly on demand, pay the Agent, the Arranger and the Security Agent the amount of all fees, charges, costs and expenses (in the agreed amount) including legal fees reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

21.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 34.10 (Change of currency),

the Parent shall, within 3 Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement and preservation costs

The Parent shall, within 3 Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

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SECTION 7

GUARANTEE

22.	Guarantee and indemnity; acknowledgment of assignment for security purposes

22.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; the payment shall be due (fällig) within three (3) Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower,

(b)	undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three (3) Business Days of a written demand by that Finance Party (or the Agent on its behalf);

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

22.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

22.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

22.4	Excluded defences

(a)	The obligations of each Guarantor under this clause 22 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this clause 22, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

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(b)	The obligations of each Guarantor under this clause 22 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this clause 22 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

For the avoidance of doubt nothing in this clause 22 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding and enforceable obligations.

22.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 22. This applies irrespective of any provision of a Finance Document to the contrary.

22.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor's liability under this clause 22.

22.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 22:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to exercise any right of set-off against any Obligor; and/or

(d)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 34 (Payment Mechanics).

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22.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

22.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.10	Guarantee limitations regarding Guarantors in form of a GmbH

(a)	As long as a Guarantor is organised as a limited liability company incorporated in Germany (Gesellschaft mit beschränkter Haftung) ("German Guarantor") the realisation of the guarantee/indemnity created under this Agreement and granted by the German Guarantor to secure amounts which are owed by direct or indirect shareholders of the German Guarantor (upstream) or subsidiaries within the meaning of section 15 et. seq. of the German Stock Corporation Act (Aktiengesetz) ("Subsidiaries") of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor) (cross-stream) shall, subject to paragraphs (b) to (g) below, be limited to the amount that would not lead to the situation, that (i) the German Guarantor's Net Assets (for the purposes of this paragraph "Net Assets" means the assets (taking into consideration the assets listed under section 266 paragraph (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) less the liabilities (taking into consideration the liabilities listed under section 266 paragraph (3) B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) of the German Guarantor in each case as calculated in accordance with the applicable case law at that time) fall below its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or (ii) if, its Net Assets are already below its registered share capital (Stammkapital), the existing shortage in its Net Assets would be further increased (Vertiefung einer Unterbilanz), in each case in violation of sections 30, 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that for the purposes of calculating such amounts the following amounts shall be disregarded:

(i)	the relevant amount – in case the registered share capital (Stammkapital) of the German Guarantor is not fully paid up (nicht voll eingezahlt) – which is not paid up;

(ii)	the amount of any increase of registered share capital (Stammkapital) out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) of the German Guarantor after the date of this Agreement that has been effected without the prior written consent of the Finance Parties (or any trustee or agent on their behalf); the amount of any liability incurred in violation of any provision of this Agreement;

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(iii)	amounts in the form of loans provided to the German Guarantor by a member of the Group if and to the extent that such loans are subordinated by law or by contract; and

(iv)	amounts in the form of loans and other liabilities incurred in negligent or wilful violation of the provisions of this Agreement shall be disregarded;

(b)	In addition, the German Guarantor shall without undue delay realise, to the extent legally permitted, in a situation where after making payment upon a demand under the guarantee/indemnity the German Guarantor would not have Net Assets in excess of its respective registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the German Guarantor's business (betriebsnotwendig).

(c)	The limitations set out in paragraph (a) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the German Guarantor have confirmed in writing to the Finance Parties (or any trustee or agent on their behalf) within fifteen (15) Business Days following the Finance Parties’ (or any trustee or agent on their behalf) demand under the guarantee/indemnity to what extent

(i)	the guarantee/indemnity created under this Agreement are an up-stream or cross-stream guarantee/indemnity as described in paragraph (a) above; and

(ii)	which amount of such cross-stream and/or up-stream guarantee cannot be realised as it would cause the Net Assets of the German Guarantor to be less than its respective registered share capital or increase an existing shortage of its registered share capital (Stammkapital) (taking into account the adjustments set out paragraph (a) above and the realisation duties set out in paragraph (b) above),

(the "Management Determination") and such confirmation is supported by a reasonably satisfactory calculation provided that the German Guarantor shall in any event be entitled to make a demand under the guarantee/indemnity for any amounts where such payment upon a demand under the guarantee/indemnity would, in accordance with the Management Determination, not cause the German Guarantor's Net Assets to be less than (or to fall further below) the amount of its respective registered share capital (Stammkapital) (in each case as calculated and adjusted in accordance with paragraph (a) above). The Finance Parties (or any trustee or agent on their behalf) shall confirm in writing without undue delay whether and to what extent it agrees with the Management Determination.

(d)	If the Finance Parties (or any trustee or agent on their behalf) disagree with the Management Determination, the Finance Parties (or any trustee or agent on their behalf) shall nevertheless be entitled to make a demand under the guarantee/indemnity created under this Agreement up to such amount which is undisputed between the Finance Parties (or any trustee or agent on their behalf) and the German Guarantor in accordance with the provisions of paragraph (a) above. In relation to the amount which is disputed, the Finance Parties (or any trustee or agent on their behalf) and German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within thirty (30) calendar days (or such longer period as has been agreed between the German Guarantor and the Finance Parties (or any trustee or agent on their behalf)) from the date the Finance Parties (or any trustee or agent on their behalf) has contested the Management Determination of the value of available Net Assets (the "Auditor's Determination"). If the Finance Parties (or any trustee or agent on their behalf) and the German Guarantor do not agree on the appointment of a joint auditor within five (5) Business Days from the date the Finance Parties (or any trustee or agent on their behalf) have disputed the Management Determination, the Finance Parties (or any trustee or agent on their behalf) shall be entitled to appoint an auditor of international standing and reputation who has been nominated by the Institute of Public Auditors of Germany, Incorporated Association (Institut der Wirtschaftsprüfer in Deutschland e.V.). The amount determined as available in the Auditor's Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor's Determination shall be borne by the German Guarantor.

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(e)	The limitations set out in paragraph (a) shall not apply to the guarantee/indemnity created under this Agreement in respect of loans made to the German Guarantor to the extent they are on-lent to, or letters of credit to the extent issued for the benefit of, the German Guarantor or its Subsidiaries and such amount on-lent or benefit granted is outstanding at the time the demand is made and has not been returned prior to the demand under the guarantee/indemnity is made against the German Guarantor.

(f)	In any event the Finance Parties (or any trustee or agent on their behalf) shall be entitled to make a demand under the guarantee/indemnity under this Agreement up to the amount that is undisputed between it and the German Guarantor and, in relation to the amount which is disputed, the Finance Parties (or any trustee or agent on their behalf) shall be entitled to further pursue its claims (if any) and the German Guarantor shall be entitled to provide evidence that the disputed amount is necessary for maintaining its or its general partner's registered share capital (calculated as at the date of demand under this Agreement).

(g)	In any event the Finance Parties (or any trustee or agent on their behalf) shall be entitled to make a demand under the guarantee/indemnity created under this Agreement without any limitations if:

(i)	the German Guarantor (as dominated entity) is on the date of the demand under the Guarantee subject to a domination and/or profit transfer agreement (in accordance with section 291 of the German Stock Corporation Act (Aktiengesetz) (Beherrschungs- und/oder Gewinnabführungsvertrag)) (each a "DPTA") with the secured Guarantor, whether directly or indirectly through a chain of DPTAs between each company and its shareholder and a loss compensation claim (Verlustausgeleichsanspruch) of the German Guarantor under the DPTA would be recoverable (vollwertig);

(ii)	the German Guarantor holds a fully recoverable loss compensation claim (vollwertiger Gegenanspruch) against the shareholder that can be accounted for in its balance sheet full value;

(iii)	if and to the extent (based on changes in law or based on a decision of the Federal Supreme Court (BGH)) the enforcement of the guarantee granted by the German Guarantor under this Agreement does not result in a personal liability of the managing directors (Geschäftsführer) of the German Guarantee including pursuant to section 43 GmbHG, each as amended and supplemented from time to time; or

(iv)	the German Guarantor has not complied with its obligations under paragraph (c) and/or has not initiated the process and taken the reasonable steps towards complying with its obligations under paragraph (c).

(h)	The limitation set out in paragraph (a) above does not affect the right of the Finance Parties (or any trustee or agent on their behalf) to claim any outstanding amount again at a later point in time if and to the extent that paragraph (a) above would allow this at that later point.

22.11	Acknowledgement of assignment for security purposes (Sicherungsabtretung)

All Obligors (to the extent applicable) acknowledge the assignments for security purposes (Sicherungsabtretung) under the Global Assignment Agreement in their capacity as debtors of the Intercompany Loans Receivables (as defined therein) and confirm that the rights and claims of the creditors of such Intercompany Loans Receivables neither have been prior assigned nor are they subject to any third party rights.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	Representations

23.1	General

(a)	Each Obligor makes the representations and warranties set out in this clause 23 to each Finance Party.

(b)	In relation to the representations and warranties made on the date of this Agreement, it is assumed that the Parent has the knowledge of the members of the Parent’s Board of Directors (Verwaltungsrat).

23.2	Status

(a)	It is a limited liability corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

23.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of clause 23.3(a), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those are valid, effective and enforceable.

23.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not:

(a)	contravene any law or regulation applicable to it;

(b)	contravene its constitutional documents; or

(c)	constitute a default or termination event (however described) under any agreement or instrument which has or could reasonably be expected to have a Material Adverse Effect.

23.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

23.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it to lawfully enter into, exercise its rights and comply with its obligations under, each Finance Document to which it is a party; and

(ii)	to make each Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, if applicable,

have been obtained or effected and are in full force and effect except any Authorisation referred to in clause 23.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect where failure to do so has or is reasonably likely to have a Material Adverse Effect.

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23.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions.

23.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 27.7(a) (Insolvency proceedings); or

(b)	creditors' process described in clause 27.8 (Creditors' process),

has been taken or, so far as it is aware, threatened in relation to an Obligor or a Material Company; and none of the circumstances described in clause 27.6 (Insolvency) applies to an Obligor or a Material Company.

23.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	notary fees in connection with the recording of the German Share Pledge Agreement; and

(b)	registration of IP / any other US registration requirements; and

(c)	any other filing, recording or enrolling or any tax or fee payable in relation to a Finance Document which is referred to in any Legal Opinion,

which registrations, filings, notary fees, taxes and fees will (save to the extent not required by the Agent) be made and paid promptly after the date of the relevant Finance Document.

23.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

23.11	No default

(a)	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

23.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

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(b)	the Base Case Model has been prepared in accordance with IFRS, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, and based on reasonable assumptions believed by the Parent to be reasonable;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions(as at the time they were made);

(d)	the expressions of opinion or intention in the Information Package were made after careful consideration and were based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been withheld that results in the Information Package being untrue or misleading in any respect as at its stated dated; and

(f)	all other written information provided by any member of the Group to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

23.13	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(b)	Its unaudited Original Financial Statements fairly present its financial condition and its results of operations for the relevant month or financial quarter unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	Its audited Original Financial Statements fairly present its financial condition and its results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to clause 24.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed by the Parent to be were reasonable as at the date they were prepared and supplied.

(g)	Since the date of the most recent financial statements delivered pursuant to clause 24.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

23.14	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (other than published by the Parent in its Post-Effective Amendment No. 1 to Form F-4, filed with the U.S. Securities and Exchange Commission on 17 October 2017 and disclosed to the Agent) which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

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(b)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

23.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation applicable to it which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

23.16	Environmental laws

(a)	Each member of the Group is in compliance with all Environmental Law and Environmental Permits applicable to it where such non-compliance would have or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (after due and careful inquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

23.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of in aggregate €200,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being, or are reasonably expected to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes that are reasonably be expected to result in a liability of, or claim against, any member of the Group of in aggregate €200,000 (or its equivalent in any other currency).

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

23.18	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

23.19	Foreign Activities Laws

(a)

(i)	To the extent applicable, each of the Obligors and, to the knowledge of each of the Obligors, each of their Subsidiaries is in compliance, in all material respects, with US Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the "Executive Order"); the USA PATRIOT Act; the Money Laundering Control Act of 1986, Public Law 99-570; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control ("OFAC") of the US Department of the Treasury; and any similar law enacted in the United States subsequent to the date of this Agreement (collectively the "Foreign Activities Laws").

(ii)	None of the Obligors or, to the knowledge of any of the Obligors, any of their Subsidiaries, is the subject of any action or investigation under any Foreign Activities Laws.

(b)	None of the Obligors or, to the knowledge of any of the Obligors, any of their Subsidiaries,

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(i)	is, or is controlled by, a Restricted Party (being any person listed in the Annex to the Executive Order, on the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, or in any successor list to either of the foregoing); or

(ii)	engages in any dealings or transactions with any Restricted Party. As used herein, a "Restricted Party".

(c)	None of the Obligors has to the best of their and any director’s knowledge and information:

(i)	used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(ii)	made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; or

(iii)	made and/or been involved with any other unlawful payment.

(d)	The representations and warranties provided for in this clause 23.19 (Foreign Activities Laws) shall not apply to any Obligor which qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) insofar as it would result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) and to any Obligor to which the Council Regulation (EC) 2271/96 applies insofar as it would result in a violation of or conflict with any provision of such Council Regulation; and to any Obligor to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such statute.

(e)	The representation and warranty provided for in this clause 23.19 (Foreign Activities Laws) shall not be given to a Lender to the extent (and only to the extent) it would expose such Lender or any of its directors, officers or employees to any liability under EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar anti-boycott legislation.

23.20	Regulatory compliance

Each US Obligor represents that it is not an "investment company" registered or required to be registered under the U.S. Investment Company Act of 1940, as amended, nor is it controlled by such a company. No US Obligor is engaged as one of its important activities in extending credit for the purpose of "purchasing" or "carrying" any " margin stock" within the respective meanings of each of the quoted terms under Regulations X, T and U of the Board of Governors of the Federal Reserve System of the United States as now in effect. No US Obligor has violated any laws, ordinances or rules, including without limitation the U.S. Fair Labor Standards Act, the violation of which could reasonably be expected to have a material adverse effect on its business. None of any US Obligor’s or any of its Subsidiaries’ properties or assets has been used by any US Obligor or any Subsidiary or, to the the US Obligors’ knowledge, by previous persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable law. Each US Obligor and each of its Subsidiaries have obtained all consents, approvals and authorisations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, the failure of which to obtain or make could reasonably be expected to have a material adverse effect on its business.

23.21	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

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23.22	Ranking

Subject to the Legal Reservations and any Permitted Security, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

23.23	Good title to assets

The Group as a whole has a valid title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

23.24	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

23.25	Shares

The constitutional documents of companies whose shares are subject to the Transaction Security do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

23.26	Intellectual Property

It and any other Material Company:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

23.27	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects

23.28	Obligors

Each Material Company is an Obligor with the exception of MingleMatch, Inc which will accede within 30 days ot the signing of this Agreement.

The Group is in compliance with the Guarantor Cover Test.

23.29	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December.

23.30	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), its centre of main interest (as that term is used in Article 2(10) of the Regulation) is situated in its jurisdiction of incorporation.

23.31	Pensions

No Obligor has a pension scheme and there is no Group pension scheme.

23.32	Sanctions

(a)	No member of the Group is either:

(i)	listed, or is owned or controlled, directly or indirectly, by any person which is listed, on an SDN List;

(ii)	located, organised or resident in a country which is the subject of sanctions by any Authority; or

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(iii)	a governmental agency, authority, or body or state-owned enterprise of any country which is the subject of sanctions by any Authority.

(b)	The representations and warranties provided for in this clause 23.32 (Sanctions) shall not apply to any Obligor which qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) insofar as it would result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) and to any Obligor to which the Council Regulation (EC) 2271/96 applies insofar as it would result in a violation of or conflict with any provision of such Council Regulation; and to any Obligor to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such statute.

(c)	The representations and warranties provided for in this clause 23.32 (Sanctions) shall not be given to the Bank to the extent (and only to the extent) it would expose the Lender or any of its directors, officers or employees to any liability under EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar anti-boycott legislation.

23.33	Times when representations made

(a)	All the representations and warranties in this clause 23 are deemed to be made by each Obligor on the date of this Agreement.

(b)	The Repeated Representations shall be made by the Parent on its own behalf and on behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (b) below) by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the date of each Incremental Facility Notice (except that those contained in clauses 23.13(a) to 23.13(e) (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	All Repeated Representation and the representations and warranties in this clause 23 except clause 23.12 (No misleading information), clause 23.27 (Group Structure Chart) shall be by each Additional Obligor in the Accession Agreement and shall be deemed to be made on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.	Information undertakings

The undertakings in this clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this clause 24:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to clause 24.1(a) (Financial statements).

"Quarterly Financial Statements" means the financial statements delivered pursuant to clause 24.1(b) (Financial statements).

24.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years: its audited consolidated financial statements for that Financial Year with an unqualified opinion on the financial statements from an independent firm of chartered accountants reasonably acceptable to the Agent; and

(b)	as soon as they are available, but in any event within:

(i)	40 days after the end of each Financial Quarter until the first anniversary of the date of this Agreement (the "First Measurement Period"); and

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(ii)	35 days after the end of each Financial Quarter in the period after the day falling on the end on the First Measurement Period until the date falling 24 Months from the date of this Agreement (the "Second Measurement Period"); and

(iii)	30 days after the end of each Financial Quarter at any time after the Second Measurement Period,

its financial statements on a consolidated basis for each month of that Financial Quarter (to include P&L, balance sheet and statement of cashflows for the Financial Year to date).

24.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent within:

(i)	40 days after the end of each Financial Quarter falling within the First Measurement Period;

(ii)	35 days after the end of each Financial Quarter falling within the Second Measurement Period; and

(iii)	30 days after the end of each Financial Quarter at any time after the Second Measurement Period.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 25 (Financial covenants) in the form set out in Schedule 6 (Form of Compliance Certificate).

(c)	Each Compliance Certificate shall be signed by a managing director (geschäftsführender Direktor) of the Parent who has power of representation (Einzelvertretungsmacht) or two (2) managing directors (geschäftsführende Direktoren) who have joint power of representation (Gesamtvertretungsmacht) of the Parent.

24.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of its Annual Financial Statements shall be audited by the Parent's Auditors;

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the 12 month period commencing at the end of the relevant Financial Quarter;

(iii)	each set of Quarterly Financial Statements is accompanied by a statement by the directors of the Parent commenting on the performance of the Group for the quarter to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Group or its business; and

(iv)	the Information Package provided to the Board of Directors (Verwaltungsrat) of the Parent is delivered monthly or as produced.

(b)	Each set of financial statements delivered pursuant to clause 24.1 (Financial statements):

(i)	shall be certified by a director of the relevant company with power of representation (Einzelvertretungsmacht) or two (2) directors who have joint power of representation (Gesamtvertretungsmacht) as fairly presenting its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the auditors of those Annual Financial Statements and accompanying those Annual Financial Statements;

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(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Parent comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model;

unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and the Parent's Auditors deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 25 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of "Margin", and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Parent, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with the Parent.

24.4	Budget

(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 15 days of their approval by the Board of Directors (Verwaltungsrat) and no later than 30 days after the end of each of its Financial Years, an annual Budget for that financial year.

(b)	The Parent shall ensure that each Budget for a financial year:

(i)	is in a form reasonably acceptable to the Agent and includes:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Group broken down by month;

(B)	projected financial covenant calculations;

(C)	such other information as the Lender may reasonably request

for that financial year and for each Financial Quarter of that financial year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under clause 24.1 (Financial statements); and

(iii)	has been approved by the Board of Directors (Verwaltungsrat) of the Parent.

(c)	If the Parent updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

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24.5	Presentations

Once in every Financial Year, at least 2 directors of the Parent (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

24.6	Year-end

The Parent shall procure that the end of each annual accounting period of each member of the Group falls on the Accounting Reference Date.

24.7	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or to its knowledge, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding €200,000 (or its equivalent in any other currency);

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding €200,000 (or its equivalent in any other currency);

(d)	promptly upon becoming aware of the relevant claim, the details of any disposal or insurance claim which will require a prepayment under clause 11.3 (Disposal & Insurance Proceeds);

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to the senior management of the Group, an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction) as any Finance Party through the Agent may reasonably request; and

(f)	promptly such further information as may be required by applicable banking supervisory laws and regulations.

24.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon reasonable request by the Agent, the Parent shall supply to the Agent a certificate signed by a managing director (geschäftsführender Direktor) with sole power of representation (Einzelvertretungsmacht) or by two (2) directors who have joint power of representation (Gesamtvertretungsmacht) or two (2) senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

24.9	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

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(iii)	a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of clause 24.9(a)(iii), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 24.9(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 24.9(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to clause 29 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to clause 24.9(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.	Financial covenants

25.1	Financial definitions

In this Agreement:

"Adjusted EBITDA" means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)	as long as required for the calculation on an actual trailing 12 month basis, including the following items incurred in connection with the entering into the acquisition agreement 25 October 2017 relating to the shares in Spark Networks Services GmbH (formerly known as Affinitas GmbH) and Spark Networks, Inc. by Spark Networks SE:

(i)	any shared-based payments in connection therewith;

(ii)	any non-recurring financing and acquisition costs; and

(iii)	any purchase accounting effects.

(b)	including the operating profit before interest, tax, depreciation and amortisation and impairment charges (calculated on the same basis as EBITDA) of a member of the Group (or attributable to a business or assets) acquired during the Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets taking into account any Pro Forma Cost Savings; and

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(c)	excluding the operating profit before interest, tax, depreciation, and amortisation and impairment charges (calculated on the same basis as EBITDA) attributable to any member of the Group (or to any business or assets) disposed of during the Relevant Period for that part of the Relevant Period.

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility or dematerialised equivalent;

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest scheduled Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i).

"Business Acquisition" means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

"Capital Expenditure" means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of Business Acquisitions) which, in accordance with the Accounting Principles, is treated as capital expenditure (and (except for the purposes of paragraph (e) of the definition of "Cashflow" where it shall not be included) including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

"Cashflow" means, in respect of any Relevant Period, Adjusted EBITDA for that Relevant Period after:

(a)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid in respect of Taxes during that Relevant Period by any member of the Group;

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(b)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(c)	deducting the amount of any external dividends paid during the Relevant Period to shareholders to the extent not related to Debt Service in respect of the FCCR calculation other than:

(i)	a dividend payment by the Parent in an amount of €5,730,000 in March 2018;

(ii)	a loan repayment by the Parent to its shareholder in the amount of €6,157,000 in March 2018; and

(iii)	a payment of deferred consideration by the Parent in the amount of €3,700,000 in November 2018;

(d)	adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(e)	deducting the amount of any Capital Expenditure actually made (or due to be made) in cash during that Relevant Period by any member of the Group except (in each case) to the extent funded from the proceeds of any Disposal or insurance claims permitted to be retained for this purpose, and so that no amount shall be added (or deducted) more than once.

"Current Assets" means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.

"Current Liabilities" means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Group in favour of a person which is not a member of the Group.

"Debt Service" means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period; and

(b)	all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

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(ii)	for the avoidance of doubt, any mandatory prepayment made pursuant to clause 11.3 (Disposal & Insurance Proceeds);

(iii)	any such obligations owed to any member of the Group; and

(iv)	any prepayment of Borrowings existing on the date of this Agreement which is required to be repaid under the terms of this Agreement;

and so that no amount shall be included more than once.

"EBITDA" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	after adding back any amount attributable to the amortisation, or depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)	plus or minus the Group's share of the profits or losses (after finance costs and tax) of Non-Group Entities

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2016;

(i)	before taking into account any pension items; and

(j)	excluding the charge to profit represented by the expensing of stock options in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items.

"Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees (including, but not limited to Unused Revolving Line Facility Fee), discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period:

(a)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(c)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(d)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group's share of the finance costs or interest receivable of the Joint Venture;

(e)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis,

and so that no amount shall be added (or deducted) more than once.

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"FCCR" means, in respect of any Relevant Period, the ratio of trailing 12 Month Cashflow on the last day of that Relevant Period to trailing 12 Month Debt Service in respect of that Relevant Period.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with IFRS as at the date of this Agreement, be treated as a finance or capital lease on the balance sheet.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on 31 December in each year.

"Leverage" means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

"New Shareholder Injections" means the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Parent or for subordinated loans, subordinated loan notes or other subordinated debt instruments in the Parent on terms acceptable to the Agent.

"Non-Group Entity" means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

"Pro Forma Costs Savings" means for any Relevant Period that ends on or before the date that is 12 Months following any Permitted Acquisition, the pro forma increase in Adjusted EBITDA projected by the Parent as a result of anticipated cost savings relating to such Permitted Acquisition and approved by the Agent.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means each period of 12 Months ending on the last day of the Financial Year and each period of 12 Months ending on the last day of each Financial Quarter.

"Relevant Proceeds" means Disposal Proceeds or Insurance Proceeds (each as defined in clause 11.3 (Disposal & Insurance Proceeds)).

"Total Net Debt" means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of any New Shareholder Injections;

(c)	excluding Cash and Cash Equivalents Investments;

(d)	including, in the case of Finance Leases only, their capitalised value;

and so that no amount shall be included or excluded more than once.

25.2	Financial condition

The Parent shall ensure that at all times the Obligors are in compliance with the following covenants:

(a)	FCCR: FCCR in respect of any Relevant Period ending on any Quarter Date shall not be less than 1:25 : 1.00 except in case of the first Quarter Date of 2019 when it shall be not less than 1.10 : 1.00.

(b)	Leverage: Leverage in respect of any Relevant Period specified in column 1 shall not exceed the ratio set out in column 2 opposite that Relevant Period.

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Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 June 2018	2.50 : 1.00

Relevant Period expiring 30 September 2018	2.50 :1.00

Relevant Period expiring 31 December 2018	2.50 : 1.00

Relevant Period expiring 31 March 2019	2.50 : 1.00

Relevant Period expiring 30 June 2019	2.25 : 1.00

Relevant Period expiring 30 September 2019	2.25 :1.00

Relevant Period expiring 31 December 2019	2.25 : 1.00

Relevant Period expiring 31 March 2020	2.25 : 1.00

Relevant Period expiring 30 June 2020 and each Relevant period expiring on a Quarter Date thereafter	2.00 : 1.00

25.3	Financial testing

(a)	Subject to clause 25.3(b), the financial covenants set out in clause 25.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to clauses 24.1(a) and clause 24.1(b) (Financial statements) and/or (but only to the extent the calculations set out therein are correct) each Compliance Certificate delivered pursuant to clause 24.2 (Provision and contents of Compliance Certificate).

(b)	For the purpose of the financial covenants in clause 25.2(Financial condition) for each of the Relevant Periods ending on a date which is less than 12 months after the date of this Agreement (i) Adjusted EBITDA and Cashflow shall be calculated on an actual trailing 12 month basis and (ii) Debt Service and Finance Charges shall be calculated on a historic 12 Months basis (excluding interest payments under any loan terminated by no later than the date of this Agreement).

25.4	Liquidity Threshold

The Obligors shall maintain a minimum liquidity threshold, consisting of available cash funds and availability under the Revolving Facility in the minimum amount of €5,000,000 until 31 March 2019.

26.	General undertakings

The undertakings in this clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

26.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation applicable to it of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

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26.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

26.3	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Law applicable to it/them; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits to the extent applicable,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.4	Anti-corruption law

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the German Anti-Money-Laundering Act 2017 (GeldwäscheG), UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with anti-corruption laws applicable to it/them; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

26.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 24.1 (Financial statements); and

(iii)	failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes unless that change of residence for Tax purposes does not negatively affect the Cashflow of the Group.

Restrictions on business focus

26.6	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

(a)	a Permitted Transaction or any sale, lease, transfer or other disposal permitted pursuant to clause 26.12 (Disposals); or

(b)	any such transaction is entered into with another member of the Group; or

(c)	(in relation to Subsidiaries of the Parent which are not Additional Borrowers) in connection with a voluntary liquidation on a solvent basis.

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26.7	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on by them at the date of this Agreement.

26.8	Acquisitions

(a)	Except as permitted under clause 26.8(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Clause 26.8(a) does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition;

(ii)	a Permitted Joint Venture; or

(iii)	a Permitted Transaction.

26.9	Joint Ventures

(a)	Except as permitted under clause 26.9(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Clause 26.9(a) does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

Restrictions on dealing with assets and Security

26.10	Pari passu ranking

Each Obligor will ensure that its payment obligations under the Finance Documents rank at all times at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for payment obligations mandatorily preferred solely by any bankruptcy, liquidation or other similar laws of general application.

26.11	Negative pledge

In this clause 26.11, "Quasi-Security" means an arrangement or transaction described in clause 26.11(b).

Except as permitted under clause 26.11(c):

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

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(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clause 26.11(a) and (b) do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

26.12	Disposals

(a)	Except as permitted under clause 26.12(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 26.12(a) does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

26.13	Arm's length basis

(a)	Except as permitted by clause 26.13(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction with any person except on arm's length terms.

(b)	The following transactions shall not be a breach of this clause 26.13:

(i)	intra-Group loans permitted under clause 26.14 (Loans or credit);

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transaction;

Restrictions on movement of cash - cash out

26.14	Loans or credit

(a)	Except as permitted under clause 26.14(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Clause 26.14(a) does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

26.15	No guarantees or indemnities

(a)	Except as permitted under clause 26.15(b), no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Clause 26.15(a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

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26.16	Dividends and share redemption

(a)	Except as permitted under clause 26.16(b), the Parent shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Clause 26.16(a) does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

Restrictions on movement of cash - cash in

26.17	Financial Indebtedness

(a)	Except as permitted under clause 26.17(b), no member of the Group will incur or permit to subsist any Financial Indebtedness.

(b)	Clause 26.17(a) does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

(c)	Spark Networks Services GmbH shall not repay in total or in part any principal amount outstanding under the Samadhi-Spark Loan for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. For the avoidance of doubt, Spark Networks Services GmbH shall be permitted to make payments of annual interest which represent Permitted Disposals in respect of the Samadhi-Spark Loan.

26.18	Share capital

No Obligor shall (and the Parent shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

26.19	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

26.20	Access

Each Obligor shall, and the Parent shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects an Event of Default is continuing or may occur) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Company to the premises, assets, books, accounts and records of each member of the Group and meet and discuss matters with the managing directors (geschäftsführende Direktoren) of the Parent.

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26.21	Intellectual Property

(a)	Each Obligor shall (and the Parent shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property unless in compliance with the general business strategy of the Group,

where failure to do so, in the case of clause 26.21(a)(i) and (ii), or, in the case of clause 26.21(a)(iv) and (v), such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of clause 26.21(a) shall not be a breach of this clause 26.21 to the extent that any dealing with Intellectual Property which would otherwise be a breach of clause 26.21(a) is contemplated by the definition of Permitted Transaction.

26.22	Group bank accounts & merchant acquiring business

(a)	The Parent shall ensure that within 9 months of the date of this Agreement Spark Networks, Inc. conducts all its primary United Kingdom and Unites States banking business with the Arranger and any newly incorporated or acquired entities incorporated in the United Kingdom and United States shall conduct all their banking business with the Arranger. All currently existing accounts with Western Alliance Bank or any other account banks located in the United States shall be closed within 9 Months of the date of this Agreement.

(b)	Within 6 Months of the date of this Agreement the Parent shall have provided the Arranger with the opportunity to quote for the merchant acquiring business of the Group.

26.23	Treasury Transactions

No Obligor shall (and the Parent will procure that no other member of the Group will) enter into any derivative transaction entered into in connection with protection again or benefit from fluctuation in any rate or price, other than:

(a)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)	any such derivative transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

Each Obligor shall give the Bank the opportunity to quote on all foreign exchange spot trades and hedging transactions over €100,000 (or its equivalent in any other currency) in value.

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26.24	Guarantors

(a)	The Parent shall ensure that at all times after the date of this Agreement, the Group is in compliance with the Guarantor Cover Test.

(b)	The Parent need only perform its obligations under clause 26.24(a) if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person's directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

26.25	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each other Material Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following an Event of Default which is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	At the reasonable request each US Obligor shall do all acts as is available to it for the purpose of obtaining a duly executed landlord's consent in respect of the leased premises located at 524 Broadway, 7th Floor, New York, NY 10012.

26.26	Conditions subsequent

(a)	Each US Obligor shall use its reasonable to deliver to the Agent:

(i)	in respect of Spark Networks, Inc., a certified copy of Certificate of Amendment to the COI and Certificate of Merger;

(ii)	in respect of Smooch Labs Inc. a certified copy of the Certificate of Merger;

(iii)	a bailee’s waiver in favour of the Original Lenders for each location where each US Obligor maintains property with a third party duly executed by such third party;

(iv)	aertificates of good standing/foreign qualification from each other state in which each US Obligor is qualified to transact business;

(v)	Accord 25 and 28 certificates of insurance and endorsements; and

(vi)	evidence of payment of outstanding taxes due and payable to the New York Department of Finance, in each case, as soon as reasonably practicable and in any event within 30 days of the date of this Agreement.

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(b)	The Parent shall ensure that MingleMatch, Inc. shall accede to this Agreement as an Additional Guarantor in accordance with clause 29.3 (Additional Guarantors) within 30 days of this Agreement.

(c)	The Parent shall ensure that MingleMatch, Inc. uses its reasonable to deliver to the Agent:

(i)	a duly executed accession agreement in relation to this Agreement and the IP Security Agreement, the Stock Pledge Agreement and the Security Agreement;

(ii)	a certificate of its Secretary with respect to its constitutional and organisational documents incumbency, and board resolutions authorising the execution and delivery of the Accession to this Agreement and the Finance Documents to which it is a party;

(iii)	a long form certificate of good standing for MingleMatch, Inc. from the State of Utah;

(iv)	certificates of good standing/foreign qualification from State of Utah;

(v)	Accord 25 and 28 certificates of insurance and endorsements;

(vi)	Intellectual Property search results in the United States Patent and Trademark Office and the United States Copyright Office in respect of MingleMatch, Inc. and completed exhibits to the IP Security Agreement; and

(vii)	UCC and other lien searches against it;

in each case, as soon as reasonably practicable and in any event within 30 days of the date of this Agreement.

26.27	Sanctions

(a)	Each Obligor will ensure that none of the proceeds of the Loans will, directly or indirectly, be used or paid for the purposes of any transaction related to either:

(i)	any person which is listed on the SDN List, or is owned or controlled, directly or indirectly, by any person listed on the SDN List; or

(ii)	any country which is the subject of sanctions by any Authority.

(b)	No Obligor shall engage in any conduct which might reasonably be expected to cause it to become a subject of sanctions by any Authority.

(c)	The undertakings provided for in this clause 26.27 (Sanctions) shall not apply to any Obligor which qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) insofar as it would result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) and to any Obligor to which the Council Regulation (EC) 2271/96 applies insofar as it would result in a violation of or conflict with any provision of such Council Regulation; and to any Obligor to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such statute.

(d)	The undertakings provided for in this clause 26.27 (Sanctions) shall not be given to the Bank to the extent (and only to the extent) it would expose the Lender or any of its directors, officers or employees to any liability under EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar anti-boycott legislation.

26.28	Compliance

No Obligor shall:

(a)	with respect to the US Obligor, become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or use the proceeds of any Loan for that purpose.

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(b)	fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction (each as defined in ERISA) to occur to any extent such Reportable Event or non-exempt prohibited transaction would reasonably be expected to have a material adverse effect on Borrower’s business.

(c)	fail to comply with the U.S. Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the Borrower’s business, or permit any of its Subsidiaries to do so.

(d)	withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of the US Obligor, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

26.29	Application of FATCA

No Obligor shall become a FATCA FFI and no Obligor (other than a US Obligor) shall become a US Tax Obligor.

27.	Events of Default

Each of the events or circumstances set out in this clause 27 is an Event of Default (save for clause 27.15 (Acceleration).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error: and

(b)	payment is made within 3 Business Days of its due date.

27.2	Financial covenants and other obligations

(a)	Any requirement of clause 25 (Financial covenants) is not satisfied.

(b)	An Obligor does not comply with any provision of any Transaction Security Document.

27.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 27.1 (Non-payment) and clause 27.2 (Financial covenants and other obligations)).

(b)	No Event of Default under clause 27.3(a) will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

27.4	Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that incorrectness or misleading nature are capable of remedy and are remedied to the satisfaction of the Agent within 10 Business Days of the earlier of (i) the Parent having knowledge of such incorrectness or misleading nature or (ii) the Agent giving notice to the Parent.

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27.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 27.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clause 27.5(a) to (d) is less than €200,000 (or its equivalent in any other currency).

27.6	Insolvency

(a)	An Obligor or a Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends or threatens to suspend making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	An Obligor or a Material Company incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung) or is over-indebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) or, with respect to any other Obligor or Material Companies, the value of the assets of any Obligor or Material Companies is less than its liabilities.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Companies. If such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Companies;

(ii)	a general assignment, arrangement or composition with any creditor of any Obligor or Material Companies;

(iii)	the appointment of a liquidator, a provisional liquidator, conservator, trustee, custodian, receiver, (preliminary) insolvency administrator ((vorläufiger) Insolvenzverwalter), administrator, compulsory manager or similar officer in respect of any Obligor or Material Companies or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or Material Companies,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Clause 27.7(a) shall not apply to:

(i)	any corporate action, legal proceedings or other procedure or step, in each case petitioned by a third party, which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement; or

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(ii)	any step or procedure contemplated by paragraph (b) of the definition of "Permitted Transaction".

27.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company having an aggregate value for all Material Companies of the greater of €200,000 and is not discharged within 14 days.

27.9	Unlawfulness and invalidity

It is or becomes unlawful for an Obligor or any other Material Company to perform any of its material obligations under the Finance Documents or any of the Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(a)	Any obligation or obligations of any Obligor under any Finance Documents or any other Material Company are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(b)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective.

27.10	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

27.11	Audit qualification

The Parent's Auditors qualify the audited annual consolidated financial statements of the Parent.

27.12	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security in any way which is materially adverse to the interests of the Lenders under that Finance Document.

27.13	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (other than published by the Parent in its Post-Effective Amendment No. 1 to Form F-4, filed with the U.S. Securities and Exchange Commission on 17 October 2017 and disclosed to the Agent) are started or threatened or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

27.14	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Parent:

(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

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(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(v)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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SECTION 9

CHANGES TO PARTIES

28.	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

A Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

28.2	Parent consultation

An Existing Lender must consult with the Parent for no more than 10 Business Days before it may make an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) in accordance with clause 28.1 (Assignments and transfers by the Lenders) unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is:

(a)	to another Lender or an Affiliate of any Lender;

(b)	to a fund which is a Related Fund of that Existing Lender;

(c)	without prejudice to clause 28.2(a), to an Arranger or an Affiliate of an Arranger and made in connection with the facilitation of either the primary syndication of any Facility or first utilisation under this Agreement or first utilisation of an Incremental Facility; or

(d)	made at a time when an Event of Default is continuing.

28.3	Other conditions of assignment or an assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	A assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in clause 28.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(b)	If:

(i)	a Lender assigns or assignment and transfers transfer by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 17 (Tax gross-up and Indemnities) clause 18 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (b) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility.

(c)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

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28.4	Facility Office

The Lender may, by providing the Obligors' Agent with 5 Business Days' prior notice, change its Facility Office for the provision of either Facility from time to time.

28.5	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of €2,000.

28.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.7	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	Subject to the conditions set out in clause 28.2 (Parent consultation) and clause 28.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with clause 28.7(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 28.7(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to clause 28.10 (Pro rata interest settlement), on the Transfer Date:

(i)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(ii)	the Agent, the Arranger, the Security Agent, the New Lender and the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iii)	the New Lender shall become a Party as a "Lender".

28.8	Copy of Transfer Certificate or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate or Increase Confirmation.

28.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this clause 28.9 each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, pledge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)	any charge, pledge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, pledge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, pledge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(c)	The limitations on assignments or transfer by a Lender set out in any Finance Documents in particular in clause 28.1 (Assignments and transfers by the Lenders), clause 28.2 (Parent consultation), clause 28.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and clause 28.5 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) and the provisions set out in clause 41 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph (a) (i) above,

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(d)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment and transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a)(i) above.

(e)	Any Lender may disclose such Confidential Information as the Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) or (or through) whom it creates Security pursuant to paragraph (a)(i) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom is assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

28.10	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to clause 28.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 Months, on the next of the dates which falls at 6 Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or assignment and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 28.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause 28.10 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 28.10 but which does not have a Commitment shall not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.	Changes to the Obligors

29.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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29.2	Additional Borrowers

(a)	Subject to compliance with the provisions of clauses 24.9(c) and 24.9(d) ("Know your customer" checks), the Parent may request that any of its wholly owned Subsidiaries becomes a Borrower (Vertragsbeitritt). That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Agreement;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part 2 and, if applicable, Part 3 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 and, if applicable, Part 3 of Schedule 2 (Conditions precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 29.2(b), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

29.3	Additional Guarantors

(a)	Subject to compliance with the provisions of clause 24.9(c) and (d) ("Know your customer" checks), the Parent may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	The Parent shall ensure that each member of the Group identified in Part 3 of Schedule 2 (Conditions precedent) as an Additional Obligor shall become an Additional Guarantor and, subject to the Agreed Security Principles, shall grant the Transaction Security identified opposite the name of that member of the Group in Part 3 of Schedule 2 (Conditions precedent) on or prior to the date specified in Part 3 of that Schedule.

(c)	Where required in order to procure compliance with the Guarantor Cover Test, the Parent shall procure that sufficient members of the Group other than Dormant Subsidiaries shall become Additional Guarantors and grant security as the Agent may require.

(d)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Agreement; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 and, if applicable, Part 3 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(e)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 and, if applicable, Part 3 of Schedule 2 (Conditions precedent).

(f)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 29.3(e), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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29.4	Repetition of Representations

Delivery of an Accession Agreement constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in clause 23.33(c) (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.5	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Disposal by third party then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation (if relevant); and

(b)	any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in clause 29.5(a) shall become effective only on the making of that Disposal.

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SECTION 10

THE FINANCE PARTIES

30.	Role of the Agent, the Arranger and Others

30.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Arranger and the Lenders hereby exempts the Agents from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent accordingly.

30.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Incremental Facility Majority Lenders if the relevant Finance Document stipulates the matter is an Incremental Facility Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 30.2(a)(i).

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

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(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to clause 30.3(c), the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to clause 28.8 (Copy of Transfer Certificate or Increase Confirmation to Parent), clause 30.3(b) shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

30.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent and/or the Arranger as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.6	Business with the Group

The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

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(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of clause 30.7(a)(iii)(A), may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of clause 30.7(c) or (e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of clause 30.7(g), the Agent:

(i)	may disclose; and

(ii)	on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

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(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.8	Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

30.10	Exclusion of liability

(a)	Without limiting clause 30.10(b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of clause 30.10(a)(i) and (ii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

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(b)	No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this clause pursuant to section 328 para. 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

30.11	Lenders' indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence (grober Vorsatz) or intent (Vorsatz)) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to clause 30.11(c), the Parent shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 30.11(a).

(c)	Clause 30.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

30.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

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(c)	If the Majority Lenders have not appointed a successor Agent in accordance with clause 30.12(b) within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 30.12(c), the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Parent shall, within 3 Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.12(e)) but shall remain entitled to the benefit of clause 19.3 (Indemnity to the Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with clause 30.12(b) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 30.12(c)) if on or after the date which is 3 months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under clause 17.8 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 17.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

30.13	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

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(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.13(b)) but shall remain entitled to the benefit of clause 19.3 (Indemnity to the Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.15	Relationship with the Lenders

(a)	Subject to clause 28.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of clause 36.2 (Addresses) and clause 36.6(a)(ii) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

30.17	Agent's management time

Any amount payable to the Agent under clause 19.3 (Indemnity to the Agent), clause 21 (Costs and expenses) and clause 30.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 16 (Fees).

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19	Appointment of the Security Agent and Parallel Debt

(a)	Each of the Secured Parties appoints the Security Agent as trustee under German law (Treuhänder) and the Security Agent accepts this appointment, in each case on the terms and conditions contained in Schedule 9 (Security Agent’s Appointment as Trustee under German law (Treuhänder)).

(b)	Each Obligor undertakes a payment obligation towards the Security Agent pursuant to and in accordance with paragraph 2 (Parallel Debt) in Schedule 9 (Security Agent’s Appointment as Trustee under German law (Treuhänder)).

31.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	Bail-in

32.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a)	Any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or any part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

33.	Sharing among the Finance Parties

33.1	Payments to Finance Parties

(a)	Subject to clause 33.1(b), if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with clause 34 (Payment Mechanics) (and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 34.6 (Partial payments).

(b)	Clause 33.1(a) shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 34.6 (Partial payments).

33.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under clause 33.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 33.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

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(b)	that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of clause 33.3 (Recovering Finance Party’s rights).

33.5	Exceptions

(a)	This clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.6	Ancillary Lenders

(a)	This clause 33.6 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under clause 27.15 (Acceleration).

(b)	Following the exercise by the Agent of any of its rights under clause 27.15 (Acceleration), this clause 33.6 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

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SECTION 11

ADMINISTRATION

34.	Payment Mechanics

34.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 34.4 (Distributions to an Obligor) and clause 34.5 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

34.3	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 34.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

(b)	In each case such payments must be made on the due date for payment under the Finance Documents.

(c)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(d)	A Party which has made a payment in accordance with this clause34.3 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(e)	Promptly upon the appointment of a successor Agent in accordance with clause 30.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 34.2 (Distributions by the Agent).

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(f)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.4	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.5	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless clause 34.5(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Parent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clause 34.6(a)(ii) to (a)(iv).

(c)	Clause 34.6(a) and (b) will override any appropriation made by an Obligor.

34.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

34.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to clause 34.9(b) to (e), the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

35.	Set-off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 389 Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

36.	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Parent for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Parent as its agent of receipt (Empfangsvertreter).

(e)	Any communication or document which becomes effective, in accordance with clause 36.3(a) to (d), after 5.00 p.m. in the place of receipt shall only to become effective on the following day.

36.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

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36.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

36.6	Electronic communication

(a)	Any communication to be made between any 2 Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those 2 Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than 5 Business Days' notice.

(b)	Any such electronic communication as specified in clause 36.6(a) to be made between an Obligor and a Finance Party may only be made in that way to the extent that those 2 Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in clause 36.6(a) made between any 2 Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with clause 36.6(c), after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 36.6.

36.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

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(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under clause 36.7(c)(i) or (v), all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within 10 Business Days.

36.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	Calculations and Certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

37.2	Certificates and determinations

(a)	The Finance Parties make the certifications or determination of a rate or amount under any Finance Document in exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)	The Parties agree not to dispute any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

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38.	Partial invalidity

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of the Agreement if they had considered the point at the time of conclusion of this Agreement.

39.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	Amendments and waivers

40.1	Required consents

(a)	Subject to clause 40.2 (All Lender matters) and clause 40.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 40.

(c)	Without prejudice to the generality of clauses 30.7(c), 30.7(d) and 30.7(e) (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this clause 40 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

(e)	Paragraph (c) of clause 28.10 (Pro rata interest settlement) shall apply to this clause 40

40.2	All Lender matters

Subject to clause 40.4 (Replacement of Screen Rate), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" or "Incremental Facility Majority Lenders" in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to clause 11 (Mandatory prepayment and cancellation));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with clause 29 (Changes to the Obligors);

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(g)	any provision which expressly requires the consent of all the Lenders;

(h)	clause 2.3 (Finance Parties' rights and obligations), clause 5.1 (Delivery of a Utilisation Request) clause 10.1 (Illegality) clause 11 (Mandatory prepayment and cancellation), clause 11.1(b)(i) (Exit), the definition of "Change of Control" in clause 1.1 (Definitions), clause 11.4 (Application of mandatory prepayments and cancellation), clause 12.9 (Application of prepayments), clause 28 (Changes to the Lenders), this clause 40, clause 45 (Governing law) or clause 46.1 (Jurisdiction of German courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under clause 22 (Guarantee and indemnity; acknowledgment of assignment for security purposes);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of clause 40.2(i)(ii) and (iii), insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document);

(j)	the release of any guarantee and indemnity granted under clause 22 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

shall not be made, or given, without the prior consent of all the Lenders.

40.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Security Agent, any Ancillary Lender, a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Security Agent, that Ancillary Lender, that Hedge Counterparty, as the case may be.

(b)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this clause 40 but as if references in this clause 40 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

40.4	Replacement of Screen Rate

Subject to clause 40.3(a) (Other exceptions) if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Parent.

40.5	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made; or

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(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in clauses 40.2(b), 40.2(c) and 40.2(e) (All Lender matters)) or such a vote within 20 Business Days of that request being made (unless, the Parent and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.6	Replacement of Lender

(a)	If at any time an Obligor becomes obliged to repay any amount, or the respective Lender requests its Commitment to be cancelled, in each case in accordance with clause 10.1 (Illegality) or an Obligor becomes obliged to pay additional amounts pursuant to clause 18.1 (Increased Costs), clause 17.2 (Tax gross-up) or clause 17.3 (Tax Indemnity) or pursuant to any other indemnity provision contained in the Finance Documents to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 15 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to clause 28.1 (Assignments and transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement to an to an Existing Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Advances and all accrued interest, Break Costs (if any) and other amounts payable (if any) in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this clause 40.6 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	(in no event shall the Lender replaced under this clause 40.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 40.6(a) once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in clause 40.6(b)(iv) as soon as reasonably practicable following delivery of a notice referred to in clause 40.6(a) and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

40.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders or the Incremental Facility Majority Lenders; or

(ii)	whether:

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(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 40.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.8	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days' prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to an Eligible Institution (a "Replacement Lender") which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Parent and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause 40.7 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

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(iii)	the transfer must take place no later than 7 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

41.	Confidential Information

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 28.9 (Security over Lender’s rights) clause 41.2 (Disclosure of Confidential Information) and clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 41.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assigns and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom clause 41.2(b)(i) or (ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 30.15(b) (Relationship with the Lenders));

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(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 41.2(b)(i) or (ii);

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 28.9 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Parent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to clause 41.2(b)(i), (ii) and (iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to clause 41.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to clause 41.2(b)(v), (vi) and (vii) , the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom clause 41.2(b)(i) or (ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

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(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	clause 45 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to clause 41.3(a)(i) to (xiii); and

(xv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in clause 41.3(a)(i) to (a)(xv) is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

Other than clause 28.9 (Security over Lender’s rights), this clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 41.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

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(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 40.7.

41.7	Continuing obligations

The obligations in this clause 40.7 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	Confidentiality of Funding Rates

42.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clause 42.1(b) and (c).

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to clause 13.4 (Notification of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a Confidentiality Undertaking.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

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42.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to clause 42.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 42.

42.3	No Event of Default

No Event of Default will occur under clause 27.3 (Other obligations) by reason only of an Obligor's failure to comply with this clause 42.

43.	Disclosure of Lender details by Agent

43.1	Supply of Lender details to Parent

The Agent shall provide to the Parent within 5 Business Days of a request by the Parent (but no more frequently than once per calendar quarter), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

43.2	Supply of Lender details at Parent's direction

(a)	The Agent shall, at the request of the Parent, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(i)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)	Subject to clause 43.2(c), the Parent shall procure that the recipient of information disclosed pursuant to clause 43.2(a) shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

(c)	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

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43.3	Supply of Lender details to other Lenders

(a)	If a Lender (a "Disclosing Lender") indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

43.4	Lender details definitions

In this clause 43:

"Investment Grade Rating" means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

"Requisite Lenders" means a Lender or Lenders whose Commitments aggregate 15% (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15% (or more) of the Total Commitments immediately prior to that reduction).

44.	Marketing

(a)	The Obligors agree that the Lender may issue a tombstone to highlight the transaction entered into pursuant to this Agreement in the Lender's marketing materials.

(b)	The Obligors agree that, after the date of this Agreement, the Lender may issue a press release, or otherwise announce the funding made available pursuant to this Agreement provided that prior to doing so, the Lender will consult the Obligors in order to agree a mutually acceptable press release or announcement.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

45.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

46.	Enforcement

46.1	Jurisdiction of German courts

(a)	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraph (a) and (b) above no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Germany):

(i)	irrevocably appoints the Parent (the "Process Agent") as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document (and the Process Agent by its execution of this Agreement, accepts that appointment);

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)	undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the Process Agent Appointment Letter) substantially in the form of Schedule 13 (Form of Process Agent Appointment Letter).

(b)	The Process Agents hereby acknowledges the appointment. In particular, the Process Agent shall notify the Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of sections 171 Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service process as required pursuant to section 171 sentence 2 Code of the Civil Procedure (Zivilprozessordnung).

(c)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 5 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(d)	The Process Agent expressly agrees and consents to the provisions of this clause 46 and clause 45 (Governing law).

47.	Conclusion of this Agreement (Vertragsschluss)

(a)	The Parties to the Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

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(b)	If the Parties to this Agreement choose to conclude this Agreement pursuant to clause 47(a) above, they will transmit the signed signature page(s) of this Agreement to Osborne Clarke Rechtsanwälte Steuerberater Partnerschaft mbB, attention to Antje Günther or Jochen Langer (each a "Recipient"). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

(c)	For the purpose of this clause 47 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULES

Schedule 1

The Original Parties

Part 1

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any) Original Jurisdiction

SPARK NETWORKS SE	Commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under file number HRB 232591

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

SPARK NETWORKS SE	Commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under file number HRB 232591

Spark Networks Services GmbH (formerly known as Affinitas GmbH)	Commercial register (Handelsregister) of the local court (Amtsgericht) Charlottenburg, Germany, under file number HRB 115958 B

Spark Networks USA, LLC	A Delaware limited liability company

LOV USA, LLC	A Delaware limited liability company

SPARK NETWORKS, INC.	A Delaware corporation

SMOOCH LABS, INC.	A Delaware corporation

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Part 2

The Original Lenders

Name of Original Lender	Facility A Commitment (€)	Revolving Facility Commitment (€)	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Silicon Valley Bank, a California corporation acting through its branch at Alphabeta, 14 - 18 Finsbury Square, London EC2A 1BR	€15,000,000	€10,000,000

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Schedule 2

Conditions Precedent

Part 1

Conditions precedent

1.	Obligors

(a)	A copy of the constitutional documents of each Original Obligor; in respect of any German Obligor current commercial register excerpt, articles of association (Satzung), if in form of a GmbH a shareholders list, each downloaded from the electronic commercial register.

(b)	A copy of a resolution of the board of directors of each Original Obligor or, in case the Original Obligor is in the form of a limited liability company (Gesellschaft mit beschränkter Haftung), a resolution of the shareholders of such German Obligor or, in case of the Parent, a resolution of the administrative board (Verwaltungsrat) and a resolution of the appointed managing directors (geschäftsführende Direktoren) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) in relation to the Finance Documents and related documents.

(d)	A certificate or certificates signed by a director of each Original Obligor duly authorised to represent the company in the form required by the Agent's solicitors certifying that each copy document relating to that Original Obligor specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(e)	For Spark Networks, Inc. a certificate of its Secretary with respect to its constitutional and organisational documents incumbency, and board resolutions authorising the execution and delivery of this Agreement and the Finance Documents to which it is a party;

(f)	For Spark Networks USA, LLC and LOV USA, LLC. a limited liability company certificate with respect to its constitutional and organisational documents incumbency, and member or manager resolutions, as applicable authorising the execution and delivery of this Agreement and the Finance Documents to which it is a party;

(g)	A long form certificate of good standing for each US Obligor from the State of Delaware;

(h)	UCC and other lien searches against all Obligors (except for MingleMatch, Inc.);

(i)	Intellectual Property search results in the United States Patent and Trademark Office and the United States Copyright Office in respect of each US Obligor and Spark Networks Services GmbH and completed exhibits to the IP Security Agreement;

(j)	A US law security agreement in favour of Agent, the Security Agent and the Original Lender;

(k)	A US law IP Security Agreement in favour of Agent, the Security Agent and the Original Lenders;

(l)	All documentation and information required by each Finance Party in relation to each Original Obligor to enable it to comply with all necessary "know your customer" or similar identification procedures with which it is required to comply with under applicable laws and regulations in connection with the transactions contemplated by the Finance Documents.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

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(b)	The English law governed Fee Letters executed by the Parent.

3.	Transaction Security Documents

(a)	The following Transaction Security Documents duly executed by the Original Obligors specified below opposite the relevant Transaction Security Document:

Name of Original Obligor	Transaction Security Document

Spark Networks SE	German law Account Pledge Agreement

Spark Networks SE	German law Global Assignment Agreement (incl. insurance claims and claims under intercompany loans)

Spark Networks SE	German law Share Pledge Agreement relating to the share in Spark Networks Services GmbH

Spark Networks SE	US law stock pledge agreement

Spark Networks Services GmbH	German law Account Pledge Agreement

Spark Networks Services GmbH	German law IP Assignment Agreement

Spark Networks Services GmbH	US law IP Security Agreement

Spark Networks Services GmbH	German law Global Assignment Agreement (incl. insurance claims and claims against payment providers under payment provider agreements)

Spark Networks USA, LLC	German law IP Assignment Agreement

Spark Networks USA, LLC	German law Global Assignment Agreement (incl. insurance claims and claims against payment providers under payment provider agreements)

Spark Networks USA, LLC	US law Security Agreement (incl. claims against merchant acquirers under merchant acquirer agreements)

Spark Networks USA, LLC	US law IP Security Agreement

LOV USA, LLC	US law Security Agreement (incl. claims against merchant acquirers under merchant acquirer agreements)

LOV USA, LLC	US law IP Security Agreement

Spark Networks, Inc.	US law Security Agreement (incl. claims against merchant acquirers under merchant acquirer agreements)

Spark Networks, Inc.	US law IP Security Agreement

(b)	A copy of all executed notices required to be sent under the Transaction Security Documents executed by the relevant Obligors.

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(c)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

4.	Insurance

A letter from the insurance broker to the Group dated the date of this Agreement addressed to the Agent, the Arranger, the Security Agent and the Original Lenders listing the insurance policies of the Group and confirming that the insurance for the Group at the date of this Agreement is at an appropriate level and covering appropriate risks for the business carried out by the Group.

5.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities.

(a)	A legal validity opinion of Osborne Clarke Rechtsanwälte Steuerberater Partnerschaft mbB, legal advisers to the Agent and the Arranger as to German law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	a legal opinion of Morrison & Foerster LLP, legal advisers to the Obligors in respect of due incorporation, due existence, capacity, due authorisation of execution and performance of Finance Documents, due execution of Finance Documents, no conflict regarding articles of association or German corporate law and no insolvency of the German Obligor in form and substance acceptable to the Original Lenders;

(c)	a legal opinion of Morrison & Foerster LLP, legal advisers to the US Obligors in respect of due incorporation or formation, valid existence, due authorisation of execution and performance of Finance Documents, due execution of Finance Documents, no conflict regarding US law, statute or regulation applicable to companies generally or articles of association, in form and substance acceptable to the Original Lenders;

6.	Other documents and evidence

(a)	The Group Structure Chart which shows the Group.

(b)	The Budget.

(c)	The Original Financial Statements of each Obligor.

(d)	A Compliance Certificate from the Parent addressed to the Lenders confirming the FCCR figure for the purpose of determining the opening Margin and that the Group is in compliance with the Guarantor Cover Test.

(e)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	Evidence that the fees, costs and expenses then due from the Parent pursuant to clause 16 (Fees), clause 17.6 (Stamp taxes) and clause 21 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)	Evidence that all Security (other than those permitted under clause 26.11 (Negative pledge) of this Agreement) of the Group has been or will on the date of this Agreement and immediately upon receipt of a specified amount be released by the party in whose favour it was granted.

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Part 2

Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Agreement executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor; in respect of any German Obligor current commercial register excerpt, articles of association (Satzung), if in form of a GmbH a shareholders list, each downloaded from the electronic commercial register.

3.	Other than in respect of German Obligors not in the form of an AG, a copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents and resolving that it execute, deliver and perform the Accession Agreement and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Agreement and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents,

provided that if the Additional Obligor is incorporated in the United States or in Germany, then the resolution shall follow the form set out in paragraph (b) of Part 1 if Schedule 2 (Conditions Precedents).

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6.

8.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Agreement.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Obligor.

12.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in Germany, as to German law in the form distributed to the Lenders prior to signing the Accession Agreement.

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(b)	If the Additional Obligor is incorporated in or has its "centre of main interest" or "establishment" (as referred to in clause 23.30 (Centre of main interests and establishments)) in a jurisdiction other than Germany or is executing a Finance Document which is governed by a law other than German law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, "centre of main interest" or "establishment" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Agreement.

13.	Any Transaction Security Documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor.

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.	All documents and information required by the Finance Parties pursuant to clause 24.9 ("Know your customer" checks) in connection with the accession of such Additional Obligor to this Agreement.

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Part 3

Transaction Security Documents and security related
documents to be delivered by Additional Obligors1

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Date by which must become Additional Obligor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent	Description of Security related documents and other action to be taken by Additional Obligor to protect or perfect or give priority to Transaction Security and date by which action is to be completed.
[●]	[Borrower] [Guarantor]	[●]	[● insert description]	[●]

[●]	[Borrower] [Guarantor]	[●]	[● insert description]	[●]

1	Timing to be confirmed by SVB.

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Schedule 3

Utilisation Request Loans

From:	●[Borrower] [Parent]*

To:	●[Agent]

Dated:	●

Dear Sirs

Spark Networks SE – €25,000,000 Senior Facilities Agreement dated ● (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	●

Proposed Utilisation Date:	● (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A] [Revolving Facility] / [Incremental Facility with an Establishment Date of [●]]*

Currency of Loan:	● [EUR] [USD] [GBP]

Amount:	● or in respect of the [Revolving Facility] / [Incremental Facility], if less, the Available Facility

Interest Period:	[3 Months] [1 Month]**

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Facilities Agreement is satisfied on the date of this Utilisation Request.

4.	The Parent confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	[This Loan is to be made in [whole] [part] for the purpose of refinancing [identify maturing Revolving Facility Loan].]/[The proceeds of this Loan should be credited to [account]].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[the Parent its own behalf and on behalf of [● insert name of relevant Borrower]]

NOTES:

**	Select the Facility to be utilised and delete references to the other Facilities.

***	3 Months for Facility A Loans and Incremental Facility Loans; 1 Month for Revolving Facility Loans.

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Schedule 4

Form of Transfer Agreement

To:	● as Agent and ● as Security Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:	●

Spark Networks SE – €25,000,000 Senior Facilities Agreement dated ● (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 28.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) of the Agreement and in accordance with clause 28.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement all of the Existing Lender's rights and obligations under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is ●.

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 28.6(c) (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerlisches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of clause 30.1 (Appointment of the Agent).

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in Germany for German tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in Germany; or

(c)	a company not so resident in Germany which carries on a trade in Germany through a permanent establishment and which brings into account in computing its chargeable profits the whole of any share of interest payable in respect of that advance.

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7.	The New Lender confirms that it [is][is not]*** a Sponsor Affiliate.

8.	The New Lender in its capacity as Future Pledgee (as defined in the German Account Pledge Agreement and the German Share Pledge Agreement) ratifies and confirms the declarations and acts so made and performed by the Security Agent on its behalf by accepting the Existing Lender's assigning and transferring by assumption of contract (Vertragsübernahme) of the Agreement and of all of the Existing Lender's rights and obligations under the Finance Documents.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

Notes:

*	Insert jurisdiction of tax residence.

**	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

***	Delete as applicable.

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The Schedule

Commitment/rights and obligations to be assigned and transferred by way of assumption of contract (Vertragsübernahme)

[● insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Agreement for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as ●.

[Agent]

By:

[Security Agent]

By:

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Schedule 5

Form of Accession Agreement

To:	● as Agent and ● as Security Agent for itself and each of the Secured Parties referred to below

From:	●[Subsidiary] and [Parent]

Dated:	●

Dear Sirs

Spark Networks SE – €25,000,000 Senior Facilities Agreement dated ● (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This agreement (the "Accession Agreement") shall take effect as an Accession Agreement for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3] [5] of this Accession Agreement unless given a different meaning in this Accession Agreement.

2.	[Subsidiary] agrees to become an Additional [Borrower][Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower][Guarantor] pursuant to clause [29.2 (Additional Borrowers)][clause 29.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number ●.

3.	[The Parent confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower].

4.	The Parent confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	[Subsidiary's] administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Fax No.:

Attention:

6.	[Subsidiary] (for the purposes of this paragraph [5][6], the "Acceding Debtor") intends to [incur Liabilities under the following documents][give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[● Insert details (date, parties and description) of relevant documents]

the "Relevant Documents".

It is agreed as follows:

The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(a)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and]

(c)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties,

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on trust for the Secured Parties on the terms and conditions contained in Schedule 9 (Security Agent’s Appointment as Trustee under German law (Treuhänder)).

7.	This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law and, in respect of the accession to any New York law governed Security Document, New York law.

This Accession Agreement has been signed on behalf of the Security Agent (for the purposes of paragraph [5] [6] only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

By: [Subsidiary]

Director

Director/Secretary

OR

By: [Subsidiary]

Signature of Director

Name of Director

The Parent

[Parent]

By:

The Security Agent

[● Full Name of Current Security Agent]

By:

Date:

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Schedule 6

Form of Compliance Certificate

To:	● as Agent

From:	[Parent]

Dated:	●

Dear Sirs

Spark Networks SE – €25,000,000 Senior Facilities Agreement dated ● (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

We confirm that for the duration of the Financial Quarter ending on ● FCCR has not been less than 1.25 :1.00 [1.10 : 1.00 for the duration of the first Financial Quarter of 2019] and as at ● FCCR is ●:1.

3.	We confirm that for the duration of the Financial Quarter ending on ● Leverage is ●:1 and that, therefore, the Margin for each Loan under Facility A, the Revolving Facility and the Incremental Facility should be ●%.

4.	We confirm that no Default is continuing.*

5.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: ●.]

6.	We confirm that we are in compliance with the Guarantor Cover Test.

7.	We attach supporting evidence for the statements in paragraphs 2, 3, 5 and 6.

Signed
	Managing Director	Managing Director

	of	of

	Spark Networks SE	Spark Networks SE

[● insert applicable certification language]

for and on behalf of
[● name of [Parent's Auditors]]**

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Parent's Auditors.

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Schedule 7

Timetables

Loans

	Loans in Euro	Loans in Sterling	Loans in Dollars	Loans in Euro, Sterling or Dollar on the first Utilisation Date

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-4	-

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)) (clause 14.1 (Selection of Interest Periods and Terms))	U-3 9.30 a.m.	U-1 9.30 a.m.	U-3 9.30 a.m.	U-2

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders' participation)	U-3 Noon	U-1 Noon	U-3 Noon	U-2

Agent receives a notification from a Lender under clause 6.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	-	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Agent gives notice in accordance with clause 6.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	-	Quotation Day 5.30 p.m.	Quotation Day 9.30 a.m.

LIBOR, EUR LIBOR or USD LIBOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR	Quotation Day 11:00 a.m.	Quotation Day 11:00 a.m.	Quotation Day 11.30 a.m.

"U"	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

"U - X"	=	X Business Days prior to date of utilisation

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Schedule 8

Agreed Security Principles

1.	Considerations

In determining what Security will be provided in support of the Facilities the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations, the German law capital maintenance rules (Kapitalerhaltungsvorschriften) (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties (including the German law capital maintenance rules (Kapitalerhaltungsvorschriften)) and/or of civil or criminal liability; or

(c)	result in costs that, in the opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security.

For the avoidance of doubt, in these Agreed Security Principles, "cost" includes, but is not limited to, income tax cost, notarisation and registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	Obligations to be Secured

(a)	Subject to paragraph 1(Considerations) and to paragraph (b) below, the obligations to be secured are the Secured Obligations (as defined below). The Security is to be granted in favour of the Security Agent on behalf of each Secured Party.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document (with the capitalised terms used in them having the meaning given to them in this Agreement:

"Secured Obligations" means all liabilities and obligations (present and future; actual, conditional and contingent), whether incurred solely or jointly or as principal or surety or in any other capacity, owed to the Secured Parties from time to time arising under, in connection with or in respect of the Finance Documents (including any increase of principal or interest under, or an extension or deferral of, the obligations owed to the Secured Parties under the Senior Facilities Agreement or an increase by one or more new additional facilities under the Senior Facilities Agreement) including any claim for damages based on contract or restitution or unjust enrichment (ungerechtfertigte Bereicherung) or any claim in tort (Schadensersatz aus unerlaubter Handlung).

(b)	The secured obligations will be limited:

(i)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(ii)	to avoid any risk to officers of the relevant member of the Group that is granting Transaction Security of contravention of their fiduciary duties (including the German law capital maintenance rules) and/or civil or criminal or personal liability.

3.	General

Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

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The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in clause 22 (Guarantee and indemnity; acknowledgment of assignment for security purposes) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Agreement applicable to such Additional Guarantor.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default other than the Security over shares which shall be enforceable after acceleration in accordance with clause 27.15 (Acceleration).

4.	Undertakings/Representations and warranties

(a)	Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall:

(i)	reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties' local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties); and

(ii)	not prohibit any transaction which constitutes a Permitted Disposal, Permitted Distribution, Permitted Security or Permitted Share Issue.

(b)	Any indemnities, costs undertakings, set-off rights or further assurance provisions contained in the Transaction Security Documents will be consistent with the equivalent provisions in this Agreement, (save to the extent that Secured Parties' local counsel consider that it is necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties in accordance with these Agreed Security Principles).

5.	Release of Security

Each Transaction Security Document shall provide for the relevant Security to be released by the Security Agent upon the relevant Secured Parties being satisfied that the secured obligations have been irrevocably and unconditionally discharged in full and that no Secured Parties have any further obligations to provide financial accommodation to the relevant debtors.

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Schedule 9

Security Agent’s Appointment as Trustee under German law (Treuhänder)

For the purposes of this Schedule (Security Agent’s Appointment as Trustee under German law (Treuhänder)):

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee (Treuhänder) for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Liabilities (as defined below) to the Security Agent as trustee (Treuhänder) for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Secured Parties;

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee (Treuhänder) on trust for the Secured Parties.

"Liabilities" means all present and future liabilities and obligations at any time of any member of the Group to any Lender under the Finance Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and any claim as a result of any recovery by any Obligor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

1.	Security Agent as trustee

(a)	The Security Agent declares that it (i) holds the (A) the Security Property subject to non-accessory (nicht-akzessorische) German law governed Transaction Security as trustee under German law (Treuhänder) on behalf of the Secured Parties and not as common law trustee; and (B) the Acknowledgement in paragraph 2 (Parallel Debt) as creditor in its own right and not as common law trustee; and (ii) administers the Security Property subject to accessory (akzessorische) German law governed Transaction Security for the Secured Parties, in each case on the terms contained in this Agreement.

(b)	It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Agreement, the relationship of the Secured Parties to the Security Agent is to be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all other provisions of this Agreement have full force and effect between the Parties to this Agreement.

(c)	Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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2.	Parallel debt

(a)	Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes, by way of a covenant to pay, to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by that Obligor to the Secured Parties as and when that amount falls due for payment under the relevant Finance Document.

(b)	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this paragraph 2 at any point in time.

(c)	The Security Agent will not enforce any Transaction Security in respect of any amount owed by an Obligor to the Security Agent under this paragraph 2 to the extent that the other Secured Parties have received (and are able to retain) payment of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Secured Parties under those provisions shall not be enforced to the extent that the Security Agent has received (and is able to retain) payment of the corresponding amount under this paragraph 2.

(d)	Any amount due and payable by an Obligor to the Security Agent under this paragraph 2 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment of the corresponding amount under the provisions of the Finance Documents and any amount due and payable by an Obligor to all the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment of the corresponding amount under this paragraph 2. For the avoidance of doubt, the amount due and payable by an Obligor to the Security Agent under this paragraph 2 shall at all times be equal to the corresponding amount due and payable by an Obligor to the other Secured Parties under the other provisions of the Finance Documents.

(e)	The rights of the Secured Parties (other than the Security Agent) to receive payment of amounts payable by each Obligor under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this paragraph 2.

(f)	The Security Agent acts in its own name and not as a trustee, and its claims under this paragraph 2 shall not be held on trust. The Transaction Security granted under the Finance Documents to the Security Agent to secure its claims under this paragraph 2 is granted to the Security Agent in its capacity as creditor and shall not be held on trust.

(g)	Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this paragraph 2 or under any other provision of the Finance Documents), each Obligor acknowledges that:

(i)	nothing in this paragraph 2 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document, except in its capacity as lender; and

(ii)	for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender;

(the "Acknowledgement").

3.	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders; and

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(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, in accordance with instructions given to it by that Lender or group of Lenders).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, paragraph 7 (No duty to account) to paragraph 12 (Exclusion of liability), paragraph 15 (Confidentiality) to paragraph 21 (Custodians and nominees) and paragraph 24 (Acceptance of title) to paragraph 25 (Winding up of trust);

(e)	If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to any amendment or waiver which is subject to clause 40 (Amendments and waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver which is subject to clause 40 (Amendments and waivers).

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the provisions of clause 46 (Enforcement) and the remainder of this paragraph 3, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

4.	Secured Parties: power of attorney to Security Agent

(a)	Each of the Secured Parties (other than the Security Agent) hereby authorises and grants power of attorney to the Security Agent to:

(i)	accept as its representative any pledge or other creation of any accessory Security Property granted to the Secured Parties in relation to the Finance Documents and to execute and amend for and on its behalf any and all Security to which it is a party, and any other agreements related to the Security and to represent in any way whatsoever in connection with any amendments or confirmations of, accessions to, any release of, and any similar dealings with regard to any of the Security Property which creates a pledge or other accessory security right;

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(ii)	execute on behalf of itself, and the other Secured Parties where relevant, any release of any Security Property which is permitted or has been consented to, or agreed upon, under or in accordance with the Finance Documents and this Agreement;

(iii)	make and receive all declarations and statements which are necessary in connection with the Security Property or any of the Finance Documents;

(iv)	realise such Security Property which is granted under the Finance Documents in accordance with the terms set out in the respective Finance Document; and

(v)	undertake all other necessary or desirable actions and measures in accordance with this Agreement.

(b)	Each of the Obligors authorises the Security Agent to take any steps and collect all information necessary for the preparation and perfection of the Finance Documents.

(c)	Each of the Secured Parties hereby ratifies and approves all acts done by the Security Agent on a Secured Party's behalf before the execution of this Agreement.

(d)	Each of the Parties hereby releases the Security Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) for the purpose of acting on its behalf as its attorney (Stellvertreter) (i) under and in respect of this Agreement, including, but not limited to, this paragraph 4 (Secured Parties: power of attorney to Security Agent) and (ii) under and in respect of the Transaction Security Documents and from any similar restrictions under any applicable laws in any other jurisdictions.

5.	Duties of the Security Agent

(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to each Agent and to each Hedge Counterparty a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Majority Lenders.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

6.	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligors.

7.	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

8.	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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9.	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Secured Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence (grobe Fahrlässigkeit) or intent (Vorsatz).

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(g)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

10.	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; [or]

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

11.	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

12.	Exclusion of liability

(a)	None of the Security Agent, any Receiver or Delegate shall be liable for any losses, damages, expenses, actions, claims, demands suffered or incurred by or made against any Party save in respect of such loss, damages, expenses, actions, claims, demands which are suffered as a result of the Security Agent's or its vicarious agents' (a) intent (Vorsatz) or gross negligence (grobe Fahrlässigkeit), (b) negligent (fahrlässig) breach of material contractual duties under this Agreement fulfilment of which is essential for due implementation of the contract and on which the contractual partner can reasonably expect to be able to rely (Kardinalpflichten) ("Material Obligations") or (c) culpable (schuldhaft) breach of duty leading to violation of life, body and/or health.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property.

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(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party,

on behalf of any Secured Party and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

13.	Secured Parties' indemnity to the Security Agent

(a)	Each of the Secured Parties shall (in the proportion that the Liabilities due to it bear to the aggregate of the Liabilities due to all the Secured Parties for the time being (or, if the Liabilities due to the Secured Parties are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's (a) intent (Vorsatz) or gross negligence (grobe Fahrlässigkeit), (b) negligent (fahrlässig) breach of Material Obligations or (c) culpable (schuldhaft) breach of duty leading to violation of life, body and/or health) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Parent shall immediately on demand reimburse any Secured Party for any payment that Secured Party makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Secured Party claims reimbursement relates to a liability of the Security Agent to an Obligor.

14.	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Secured Parties and the Parent.

(b)	Alternatively the Security Agent may resign by giving 30 days' notice to the Secured Parties and the Parent, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders has not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent and the Hedge Counterparties) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Parent shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

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(e)	The Security Agent's resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Security Property and its rights under the Acknowledgement to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of paragraph 25 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of the paragraphs in this Schedule (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights (including in respect of the Acknowledgement) and obligations (including in respect of the Acknowledgement) amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

15.	Confidentiality

(a)	In acting as trustee (Treuhänder) for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

16.	Information from the Lenders

Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

17.	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

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(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Security Property, the priority of any of the Transaction Security or the existence of any Security affecting the Security Property.

18.	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Obligor's auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor's liability and the extent to which that certificate or report may be relied on or disclosed).

19.	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Security Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

20.	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

21.	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

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22.	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

23.	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee (Treuhänder) or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Parent and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

24.	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

25.	Winding up of trust

If the Security Agent, with the approval of each Agent and each Hedge Counterparty, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts (Treuhand) set out in this Agreement shall be wound up and the Security Agent shall release and, to the extent necessary in respect of German law governed Transaction Security, re-assign and re-transfer, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to paragraph 14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

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Schedule 10

Form of Incremental Facility Notice

To: [●] as Agent and [●] as Security Agent

From: Spark Networks SE as the Parent and the entities listed in the Schedule as Incremental Facility Lenders (the "Incremental Facility Lenders")

Dated:

Spark Networks SE –€25,000,000 Senior Facilities Agreement dated [●] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Incremental Facility Notice. This Incremental Facility Notice shall take effect as an Incremental Facility Notice for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Incremental Facility Notice unless given a different meaning in this Incremental Facility Notice.

2.	We refer to clause 8 (Establishment of Incremental Facilities) of the Senior Facilities Agreement.

3.	We request the establishment of an Incremental Facility with the following Incremental Facility Terms:

(a)	Currency

[Euro] [Dollars] [Sterling]

(b)	Total Incremental Facility Commitments:

€/$/£[●] [Amortising Incremental Facility] [Bullet Incremental Facility]** / ***

(c)	Margin

The applicable Margin shall apply.

(d)	Level of commitment fee payable pursuant to clause 16.2 (Unused Revolving Line Facility Fee) of the Facilities Agreement in respect of the Incremental Facility:

€/$/£[●] [0.60% of the Incremental Facility Commitment]

(e)	Borrower(s) to which the Incremental Facility is to be made available:

[●]

(f)	Purpose(s) for which all amounts borrowed under the Incremental Facility shall be applied pursuant to clause 3.1 (Purpose) of the Facilities Agreement:

[●]

(g)	Availability Period

[●]

(h)	[Incremental Facility Conditions Precedent

[●]]

(i)	The repayment terms for the Incremental Facility for the purposes of clause 9.1 (Repayment of Term Loans) of the Facilities Agreement and the effect of cancellation and prepayment of the Incremental Facility for the purposes of clause 9.3 (Effect of cancellation and prepayment on scheduled repayments) of the Facilities Agreement

The Borrowers under the Incremental Facility shall repay the Incremental Facility Loan in quarterly instalments by repaying on each Incremental Facility Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Incremental Facility Loan by the amount set out opposite that Incremental Facility Repayment Date:

160

Incremental Facility Repayment Date	Repayment Instalment Euro amount or equivalent amount in relevant Optional Currency

[●]	€[●]

[●]	€[●]

Interest on the Incremental Facility Loan shall be due on the Interest Payment Dates.

(j)	Termination Date

[●] [four (4) years from the date of the Agreement]

4.	The proposed Establishment Date is [●].

5.	The Parent confirms that:

(a)	the Incremental Facility Lenders and the Incremental Facility Commitments set out in this Incremental Facility Notice have been selected and allocated in accordance with clause 8.1 (Selection of Incremental Facility Lenders) of the Facilities Agreement; and

(b)	each condition specified in clause 8.6(a) (Conditions to establishment) of the Facilities Agreement is satisfied on the date of this Incremental Facility Notice.

6.	The Parent confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

7.	Each Incremental Facility Lender agrees to assume and will assume all of the obligations corresponding to the Incremental Facility Commitment set opposite its name in the Schedule as if it had been an Original Lender under the Facilities Agreement in respect of that Incremental Facility Commitment.

8.	On the Establishment Date each Incremental Facility Lender becomes party to the relevant Finance Documents as a Lender.

9.	Each Incremental Facility Lender expressly acknowledges the limitations on the Lenders' obligations referred to in clause 8.12 (Limitation of responsibility) of the Facilities Agreement.

10.	Each Incremental Facility Lender confirms that it is not a Sponsor Affiliate.

11.	This Incremental Facility Notice is irrevocable.

12.	This Incremental Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Facility Notice.

13.	This Incremental Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by German law.

14.	This Incremental Facility Notice has been entered into on the date stated at the beginning of this Incremental Facility Notice.

Note: The execution of this Incremental Facility Notice may not be sufficient for each Incremental Facility Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of each Incremental Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as appropriate.

** Minimum amount of €5,000,000.

*** The aggregate commitments of the Bullet Incremental Facilities shall not exceed 50 per cent. of the Aggregate Total Incremental Facility Commitments.

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The Schedule

Name of Incremental Facility Lender	Incremental Facility Commitment

The Parent

By:

The Incremental Facility Lenders

[●]

This document is accepted as an Incremental Facility Notice for the purposes of the Facilities Agreement by the Agent and the Establishment Date is confirmed as [ ].

The Agent

By:

The Security Agent

By:	]

162

Schedule 11

Form of Incremental Facility Lender Certificate

To: [●] as Agent and [●] as Parent

From: [The Incremental Facility Lender]

Dated:

Spark Networks SE – €25,000,000 Senior Facilities Agreement dated [●] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Incremental Facility Notice dated [ ]. This is an Incremental Facility Lender Certificate. Terms defined in the Facilities Agreement have the same meaning in this Incremental Facility Lender Certificate unless given a different meaning in this Incremental Facility Lender Certificate.

2.	We confirm, for the benefit of the Agent and without liability to any Obligor, that we are:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender.]

3.	[ONLY WHERE APPLICABLE: We confirm that the person beneficially entitled to interest payable to us in respect of an advance under a Finance Document is either:

(a)	a company resident in Germany for German tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in Germany; or

(ii)	a company not so resident in Germany which carries on a trade in Germany through a permanent establishment and which brings into account in computing its chargeable profits the whole of any share of interest payable in respect of that advance.]

4.	The Facility Office and address, fax number and attention details for notices of the Incremental Facility Lender for the purposes of clause 36.2 (Addresses) of the Facilities Agreement are:

[●].

Incremental Facility Lender

[Incremental Facility Lender]

By:]

163

Schedule 12

Form of Process Agent Appointment Letter

To: [______] as process agent

From: [Please insert name of resigning Obligor.]

Dated: [______]

Dear Sirs

[Company] - [______] Facility Agreement

dated [________] (the "Facility Agreement")

SPARK NETWORKS SE – €25,000,000 Senior Facilities Agreement dated [●] (the "Facilities Agreement")

We refer to the Facility Agreement and hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Facility Agreement.

[Obligor]

By:

164

Signatures

The Parent

Spark Networks SE

By:	/s/ Robert O’Hare	/s/ Michael Schrezenmaier

Name in print:	ROBERT O’HARE	MICHAEL SCHREZENMAIER

Title	Managing Director (Geschäftsführender Direktor)	Managing Director (Geschäftsführender Direktor)

Address:	Kohlfurter Straße 41/43, 10999 Berlin, Germany

Fax:	+49-(0)30-86800220

The Original Guarantors

Spark Networks SE

By:	/s/ Robert O’Hare	/s/ Michael Schrezenmaier

Name in print:	ROBERT O’HARE	MICHAEL SCHREZENMAIER

Title	Managing Director (Geschäftsführender Direktor)	Managing Director (Geschäftsführender Direktor)

Address:	Kohlfurter Straße 41/43, 10999 Berlin, Germany

Fax:	+49-(0)30—86800220

Spark Networks Services GmbH

By:	/s/ Herbert Sablotny	/s/ Michael Schrezenmaier

Name in print:	HERBERT SABLOTNY	MICHAEL SCHREZENMAIER

Title	Managing Director (Geschäftsführer)	Managing Director (Geschäftsführer)

Address:	Kohlfurter Straße 41/43, 10999 Berlin, Germany

Fax:	+49-(0)30-86800220

1

Spark Networks USA, LLC

By:	/s/ Robert O’Hare

Name in print:	ROBERT O’HARE

Title	CEO

Address:	Spark Networks, 524 Broadway, 7th Floor, New York NY 10012

Fax:	+49-(0)30—86800220

LOV USA LLC

By:	/s/ Robert O’Hare

Name in print:	ROBERT O’HARE

Title	CEO

Address:	Spark Networks, 524 Broadway, 7th Floor, New York NY 10012

Fax:	+49-(0)30—86800220

Spark networks, inc.

By:	/s/ Robert O’Hare

Name in print:	ROBERT O’HARE

Title	CEO

Address:	Spark Networks, 524 Broadway, 7th Floor, New York NY 10012

Fax:	+49-(0)30—86800220

Smooch Labs inc.

By:	/s/ Robert O’Hare

Name in print:	ROBERT O’HARE

Title	CEO

Address:	Spark Networks, 524 Broadway, 7th Floor, New York NY 10012

Fax:	+49-(0)30—86800220

2

The Arranger

Silicon Valley Bank, UK BranCH

By:	/s/ Michael Cutting

MICHAEL CUTTING

VICE PRESIDENT

Address:	Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom

Fax:	+44 (0)207 600 9556

Attention:	Roshan Wijayarathna / Michael Cutting

The Agent

Silicon Valley Bank, UK Branch

By:	/s/ Michael Cutting

Name in print:	MICHAEL CUTTING

Title	VICE PRESIDENT

Address:	Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom

Fax:	+44 (0)207 600 9556

Attention:	Roshan Wijayarathna / Michael Cutting

The Security Agent

Silicon Valley Bank, UK Branch

By:	/s/ Michael Cutting

Name in print:	MICHAEL CUTTING

Title	VICE PRESIDENT

Address:	Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom

Fax:	+44 (0)207 600 9556

Attention:	Roshan Wijayarathna / Michael Cutting

3

The Original Lenders

Silicon Valley Bank, UK Branch

By:	/s/ Michael Cutting

Name in print:	MICHAEL CUTTING

Title:	VICE PRESIDENT

Address:	Alphabeta, 14 -18 Finsbury Square, London EC2A 1BR, United Kingdom

Fax:	+44 (0)207 600 9556

Attention:	Roshan Wijayarathna / Michael Cutting

4